Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of December 13, 2023

between

BETA TECHNOLOGIES, INC.,

as Borrower

and

EXPORT-IMPORT BANK OF THE UNITED STATES

EXIM Bank Transaction No. [***]

EXIM Bank Transaction No. [***]

Term Sheet

1.	Borrower:	Beta Technologies, Inc.

2.	Borrower’s Country:	United States of America

3.	Financed Portion Amount:	U.S.$ 151,250,000

4.	(a) Exposure Fee Percentage (applied to the Financed Portion Amount):	12.4648%

	(b) Exposure Fee Amount:	U.S.$ 18,853,010

	☒ financed	☐ not financed

	☒ as disbursed	☐ up front

5.	Total Commitment Amount:	U.S.$ 170,103,010

6.	Applicable Interest Rate:	CIRR, determined on the Business Day which is five (5) Business Days prior to the first Disbursement Date.

7.	Commitment Fee: One-half of one percent (0.50%) per annum on the uncancelled and undisbursed amount of the Commitment, accruing from January 15, 2024 to the Final Disbursement Date, and payable on March 20th, June 20th, September 20th and December 30th of each year, beginning on March 20, 2024.

8.	Principal Repayment: Fifty-Four (54) quarterly installments, due and payable on March 20th, June 20th, September 20th and December 20th of each year, beginning on September 20, 2025, until all the principal owed under the Credit Agreement is repaid in full.

9.	Payment Instructions: The following instructions are to be used for the remittance of any payments made to EXIM Bank using the Federal Reserve Wire Network (FedWire):

Fedwire Field Tag	Fedwire Field Name	Required Information
{1510}	Type/Subtype	1000
{2000}	Amount	(enter payment amount)
{3400}	Receiver ABA routing number *	021030004
{3400}	Receiver ABA short name	TREAS NYC
{3600}	Business Function Code	CTR (or CTP)
{4200}	Beneficiary Identifier (account number)	[***]
{4200}	Beneficiary Name	EXPORT IMPORT BANK
{5000}	Originator	(enter the name of the originator of the payment)
{6000}	Originator to Beneficiary Information – Line 1	([***]; [enter nature of payment**].)

*	The financial institution address for the U.S. Department of the Treasury’s ABA routing number is 33 Liberty Street, New York, NY 10045
**	For example, Commitment Fee, Exposure Fee, Principal, Interest, etc.

10.	Note required at first Utilization:

☒ Yes ☐ No

11. Except as otherwise provided in the Agreement, all notices shall be directed to the respective parties in accordance with the following:

To the Borrower

Address:	BETA Technologies, Inc.
1150 Airport Drive
South Burlington, VT 05403

Attention:	CEO & COO

Telephone:	[***]

E-mail:	[***] & [***]

With a copy to (which shall not constitute notice):

Address:	BETA Technologies, Inc.
1150 Airport Drive
South Burlington, VT 05403

Attention:	General Counsel

Telephone:	[***]

E-mail:	[***]

To EXIM Bank

Address:	Export-Import Bank of the United States 811 Vermont Avenue, N.W. Washington, D.C. 20571

Attention:	Vice President – Asset Management Division

Telephone:	[***] (Asset Management Division)

E-mail:	[***]

SECTION 1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION		1

1.01	Defined Terms	1
1.02	Principles of Construction	13

SECTION 2. THE CREDIT FACILITY		14

2.01	Amount	14
2.02	Availability	14
2.03	Deemed Date for Certain Costs	14

SECTION 3. UTILIZATIONS AND DISBURSEMENTS		14

3.01	General Requirements	14
3.02	Limitation on Disbursements	15
3.03	Reimbursements	15

SECTION 4. FINANCING ELIGIBILITY REQUIREMENTS AND COVERAGE		15

4.01	Eligibility for Financing	15
4.02	Coverage of the Credit Facility	16

SECTION 5. TERMS OF THE CREDIT FACILITY		16

5.01	Principal Repayment	16
5.02	Interest Payment.	16
5.03	Prepayment	17
5.04	Evidence of Debt	19

SECTION 6. CONDITIONS PRECEDENT		20

6.01	Conditions Precedent to First Utilization	20
6.02	Conditions Precedent to Each Utilization	23

SECTION 7. FEES AND EXPENSES		24

7.01	Fees	24
7.02	Taxes	25
7.03	Expenses	25
7.04	Additional or Increased Costs	25
7.05	Indemnification	26

SECTION 8. PAYMENTS		27

8.01	Method of Payment	27
8.02	Application of Payments	27
8.03	Application of Proceeds from Collateral and Other Amounts following an Event of Default	27

-i-

(continued)

-ii-

(continued)

SCHEDULE, ANNEXES AND EXHIBITS

Schedule 1	-	Principal Repayment Schedule
Annex A	-	Form of Note
Schedule 1	-	Applicable Interest Rate
Schedule 2	-	Principal Repayment Schedule
Annex B-1	-	Utilization Procedures for Direct Credits
Exhibit 1	-	Form of Request for Reimbursement to Borrower’s Account
Annex C-1	-	MMIA Compliance Plan
Annex C-2	-	Form of MMIA Annual Report
Annex D	-	Form of Notice of Borrowing

-iii-

This CREDIT AGREEMENT, dated as of December 13, 2023, is made between BETA TECHNOLOGIES, INC., a Delaware corporation with a place of business in Burlington, Vermont (the “Borrower”) and the EXPORT-IMPORT BANK OF THE UNITED STATES, an agency of the United States of America (“EXIM Bank”). Capitalized terms used herein shall be defined as provided in Section 1.

BACKGROUND

WHEREAS:

(A) by this Agreement, EXIM Bank has established a credit facility to facilitate exports, not to exceed the Total Commitment Amount, pursuant to which EXIM Bank shall extend financing to the Borrower to: (i) refinance the cost of (x) the goods and services related to the design, planning, permitting and construction of the final assembly facility of its aircraft manufacturing campus located at Burlington International Airport (the “Project” or the “Final Assembly Facility”), (y) certain interior improvements to the Final Assembly Facility and (z) certain land and infrastructure development work related to the construction of the Final Assembly Facility, and (ii) finance the payment of the Exposure Fee and certain Ancillary Services (such facility, the “Credit Facility”);

(B) the establishment of the Credit Facility will facilitate exports from the United States; and

(C) the Credit Facility may be utilized by the Borrower in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.01 Defined Terms. Unless otherwise defined herein, the following terms shall have the meanings specified below.

“Acquisition List” shall mean the list of Eligible Goods and Services in a form specified by EXIM Bank approved for financing under the Credit Facility and submitted pursuant to Section 6.01(f), as it may be amended or otherwise modified from time to time (with the prior written consent of EXIM Bank).

“ACSM” shall mean the American Congress of Surveying and Mapping.

“Agreement” shall mean this credit agreement, including any annex, exhibit, schedule, Term Sheet and other attachment thereto, in each case, as amended or otherwise modified from time to time.

“ALTA” shall mean the American Land Title Association.

“Ancillary Services” shall mean:

(a) financial advisory services of a financial intermediary, financial institution or advisor, provided that such Person has been retained by the Borrower or EXIM Bank, and such services relate to assisting the Borrower in obtaining, structuring and/or meeting the financial requirements of the Credit Facility, or assisting EXIM Bank in its analysis of the Credit Facility and/or any underlying project and/or the business of the Borrower;

(b) legal services of attorneys engaged by the Borrower or EXIM Bank, where such services are provided in connection with the Credit Facility; and/or

(c) technical consultant services of an advisor or a consultant with respect to technical matters (including engineering consultants, FAA certification consultants, yield consultants, reserve consultants, marketing consultants, independent auditors and insurance advisors) where: (i) EXIM Bank has required that such a consultant be retained in order to assist EXIM Bank in its analysis of the Credit Facility, of the Final Assembly Facility and/or of the business operations of the Borrower, (ii) the services of such consultant relate to the Credit Facility, and (iii) the experience, expertise and overall competence of such consultant are satisfactory to EXIM Bank (in its sole discretion).

“Ancillary Services Provider” shall mean a Person who provides Ancillary Services.

“Anti-Lobbying Certificate” shall mean a certificate of the Borrower, a Supplier or an Ancillary Services Provider, as the case may be, in the form of “Anti-Lobbying Declaration Certification for Contracts, Grants, Loans and Cooperative Agreements (including EXIM Bank Direct Loans)” set forth at http://www.exim.gov/doc025 (or as otherwise specified by EXIM Bank).

“Applicable Interest Rate” shall mean the rate set forth as such in the Term Sheet.

“Applicable Law” shall mean all applicable laws, ordinances, judgments, decrees, injunctions, writs, rules, regulations, orders, licenses, permits and orders of any court, arbitrator, Governmental Authority, or any directive, guideline, requirement or other governmental restriction, in each case whether or not having the force of law, and any determination by, or interpretation of any of the foregoing by, any judicial authority, binding on a given Person whether in effect as of the date hereof or as of any date thereafter, including without limitation, the Clean Water Act, the Clean Air Act and CERCLA.

“Approved Sublease” shall mean (i) the Roof Sublease dated as of November 15, 2023 between the Borrower, as sublessor and Solar Communities, Inc., as sublessee and (ii) any other sublease relating to the Project or all or any portion of the Collateral (or any component thereof) which sublease shall be (x) permitted under the Ground Lease, (y) subject and subordinate to the Security Agreement and (z) consented to in writing by EXIM Bank in its sole discretion.

“Asset Management Division” shall mean the Asset Management Division of EXIM Bank or any other division of EXIM Bank designated by EXIM Bank to perform the relevant functions of such division.

“Authorized Officer” shall mean, with respect to any Person, any officer or representative of such Person (a) who is duly authorized by such Person’s organizational instruments and/or Applicable Law to act on behalf of such Person with respect to the document(s) being executed, and (b) in the case of the Borrower, whose name, position and specimen signature appears on a certificate of incumbency delivered pursuant to Section 6.01 of this Agreement, as such certificate of incumbency may be amended from time to time, to identify names of the individuals then holding such offices or the names of such representatives (and who are authorized to act under such Person’s charter documents and/or Applicable Law) and the capacity in which they are acting.

“Award” shall have the meaning set for the term “award” in the SAM Regulations.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrower’s Country” shall mean the United States of America.

“Borrower Financial Statements” shall mean the audited financial statements of the Borrower for its fiscal year end dated December 31, 2022, which the Borrower has furnished to EXIM Bank prior to the date of this Agreement.

“Business Day” shall mean any day on which the Federal Reserve Bank of New York is open for business.

“CIRR” shall mean the “Commercial Interest Reference Rate,” as published by EXIM Bank at http://www.exim.gov/tools-for-exporters/commercial-interest-reference-rates (or as otherwise specified by EXIM Bank), for the applicable repayment term, or to the extent that the CIRR is not ascertainable pursuant to the foregoing, then the rate determined by EXIM Bank, which rate, absent manifest error, shall be final, conclusive and binding on the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean the “Property” as such term is defined in the Security Agreement.

“Commitment” shall mean, at any time, the Total Commitment Amount, as prepaid or cancelled in accordance with this Agreement, as the case may be.

“Commitment Fee” shall have the meaning set forth in Section 7.01(a).

“Commitment Fee Payment Date” shall mean March 20th, June 20th, September 20th and December 20th of each year, beginning on March 20, 2024.

“Contract Goods” shall mean goods (a) purchased under a Supply Contract, and (b) listed on the Acquisition List; provided that EXIM Bank shall determine what does and does not constitute Contract Goods, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

“Contract Goods and Services” shall mean Contract Goods and Contract Services.

“Contract Services” shall mean services (including Ancillary Services) (a) performed by a Supplier or an Ancillary Services Provider under a Supply Contract, and (b) listed in the Acquisition List; provided, that EXIM Bank shall determine what does and does not constitute Contract Services, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

“Covered Transaction” shall have the meaning set forth in the Debarment Regulations.

“Cumulative Export Percentage” shall mean the aggregate of all Exported Amounts divided by the aggregate of all Output Amounts for the current and all prior Reportable Periods, expressed as a percentage.

“Credit Administration Division” shall mean the Credit Administration and Claims Processing Division of EXIM Bank or any other division of EXIM Bank designated by EXIM Bank to perform the relevant functions of such division, which can be contacted via email at [***].

“Credit Agreement Required Documents” shall mean those documents, other than the Utilization Documents, required to be delivered by Section 6 of this Agreement for the relevant Disbursement or Utilization, as the case may be.

“Credit Facility” shall have the meaning set forth in recital (A) to this Agreement.

“Davis-Bacon Act” shall mean Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.

“Debarment Regulations” shall mean EXIM Bank Nonprocurement Debarment and Suspension Regulations, 2 C.F.R. pt. 3513 and the OMB Guidelines to Agencies on Governmentwide Debarment and Suspension (Nonprocurement), 2 C.F.R. pt. 180.

“Disbursement” shall mean a Reimbursement, together with any Exposure Fee payment made in connection therewith.

“Disbursement Date” shall mean, in relation to any Disbursement, the Business Day on which such Disbursement is made by EXIM Bank.

“Disbursement Portal” shall mean the portal for electronic submission of documents related to a Utilization found at https://eximonline.exim.gov/apps/bap (or if not available at this link, then as provided by EXIM Bank upon request).

“Disposition” or “Dispose” means the sale, transfer, lease, sublease or other disposition of any property by the Borrower.

“Disposition of Indebtedness” shall have the meaning set forth in Section 12.03(a).

“Disqualified” shall have the meaning set forth in the Debarment Regulations.

“Documentation Agent” shall mean JP Morgan Chase Bank, N.A.

“Eligible Goods” shall mean Contract Goods.

“Eligible Goods and Services” shall mean Eligible Goods and Eligible Services.

“Eligible Services” shall mean Contract Services.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna and other living organisms, the workplace, or as otherwise defined in any Environmental Law.

“Environmental Indemnity Agreement” shall mean the Environmental Indemnity Agreement, dated on or about the date hereof, by the Borrower in favor of EXIM Bank.

“Environmental Law” shall have the meaning set forth in the Environmental Indemnity Agreement.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) violation of or liability under any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal (or arrangement for the disposal) of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the Release or threatened Release of any Hazardous Substances into the Environment or (e) any contract, agreement or other arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules regulations promulgated thereunder.

“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) that is under common control with Borrower within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate;

(j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Event of Default” shall have the meaning set forth in Section 10.03(a).

“Event of Loss” shall mean the occurrence of any of the following events: (i) the actual or constructive total loss of all or substantially all of the Final Assembly Facility or the agreed or compromised total loss of the Final Assembly Facility; or (ii) damage to all or substantially all of the Final Assembly Facility which, as determined by the Borrower, makes repair thereof uneconomical or renders all or substantially all of the Final Assembly Facility permanently unfit for its intended use.

“Excluded” shall have the meanings set forth in the Debarment Regulations.

“EXIM Bank” shall have the meaning set forth in the preamble to this Agreement.

“Exported Amount” shall mean, with respect to a Reportable Period, the total amount of revenues attributable to exports from the Project or the total amount of units produced and exported from the Project, in each case, during such Reportable Period.

“Exposure Fee” shall mean a fee equal to (a) the product of (i) the Exposure Fee Percentage and (ii) the Financed Portion Amount, as such product may be reduced by (b) the amount of any refund made in accordance with Section 7.01(b).

“Exposure Fee Amount” shall mean the amount set forth in the Term Sheet.

“Exposure Fee Percentage” shall mean the percentage set forth in the Term Sheet.

“FAA” shall mean Federal Aviation Authority.

“Final Disbursement Date” shall mean the earliest of (a) June 30, 2024 , (b) the date on which the full remaining undisbursed balance of the Commitment is cancelled by either (i) the Borrower in accordance with Section 10.01 or (ii) EXIM Bank in accordance with Section 10.02, or (c) the date on which all of the Commitment is fully drawn; provided that, if the Final Disbursement Date would otherwise occur on a day that is not a Business Day, the Final Disbursement Date shall be the immediately preceding Business Day.

“Final Maturity Date” shall mean December 20, 2038.

“Finance Documents” shall mean this Agreement, the Note, the Security Documents and all other documents and instruments to be executed and delivered by the Borrower under this Agreement.

“Financed Portion” shall mean the portion of the Net Contract Price of the total Contract Goods and Services that may be covered under the Credit Facility, as approved by EXIM Bank.

“Financed Portion Amount” shall mean the amount set forth as such in the Term Sheet.

“Foreign Plan” shall mean any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).

“GAAP” shall mean United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Goods Subject to U.S. Flag Shipping” shall mean any Contract Goods identified under the header “USD Value of Goods Imported by Vessel” in the Acquisition List.

“Governmental Authority” shall mean any government or any political subdivision of a government, any nation, kingdom, state, agency, department, ministry or any other administrative authority or instrumentality thereof, including any state or local or other governmental agency or other authority, or any international, multi-national, supranational or other organization, agency, authority, body or entity exercising executive, legislative, tax, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, securities exchange or self- regulatory organization.

“Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity Agreement.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.05.

“Indemnified Person” shall have the meaning set forth in Section 7.05.

“Initial Eligibility Date” shall mean March 1, 2021.

“Interest Payment Date” shall mean March 20th, June 20th, September 20th and December 20th of each year, beginning on March 20, 2024.

“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended, together with the regulations adopted thereunder.

“Iran Activities Certification” shall mean the form of “Iran Sanctions Certification as to Activities” available at http://www.exim.gov/doc026 (or as otherwise specified by EXIM Bank).

“Itemized Statement of Payments” shall mean the itemized statement of payments entitled “Itemized Statement of Payments” in Form EIB 18-04 set forth at https://img.exim.gov/s3fs-public/documents/eib18-04_itemized_statement_of_payments- us_costs_form_-_final.xlsx?VersionId=uXLAK_m8jkhtmM2qYokzsJ95MiTU8u0d (or as otherwise specified by EXIM Bank).

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or otherwise), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever.

“MARAD” shall have the meaning set forth in Section 4.01(b).

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), or prospects of the Borrower and its subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of the Borrower to perform its obligations under the Finance Documents, (ii) the legality, validity, binding effect or enforceability against the Borrower of any Finance Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, EXIM Bank under any Finance Document.

“Maturity Period” shall mean the period between the date of prepayment and the scheduled Repayment Date of the final installment of the principal under the Credit Facility that is prepaid.

“Minimum Export Percentage” shall mean fifteen percent (15%).

“MMIA” shall mean the Make More in America Initiative.

“MMIA Annual Report” shall mean an annual report with respect to MMIA Financings substantially in the form of Annex C-2 which shall be signed and certified by an Authorized Officer of the Borrower.

“MMIA Compliance Plan” shall mean the compliance plan with respect to MMIA Financings specified in Annex C-1.

“MMIA Financing” shall mean EXIM Bank’s domestic financing facility under the MMIA.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“National Historic Preservation Act” shall mean the National Historic Preservation Act of 1966.

“NEPA” shall mean the National Environmental Policy Act of 1969 of the United States, as amended and the regulations promulgated, and any publicly available rulings issued, thereunder.

“Net Contract Price” shall mean, with respect to a Supply Contract, the costs paid to such Supplier under such Supply Contract; provided that EXIM Bank shall determine the Net Contract Price under a Supply Contract, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

“New Party” shall have the meaning set forth in Section 12.03(a).

“Note” shall have the meaning set forth in Section 5.04(a).

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Annex D, with any required attachments.

“OFAC” shall mean the Office of Foreign Assets Control, of the U.S. Department of the Treasury.

“OFAC Regulations” shall mean the regulations of OFAC, 31 C.F.R. Chapter V.

“Operative” shall mean that EXIM Bank has determined, in its sole discretion, that all conditions to the first Utilization of the Credit Facility, as set forth in Section 6 of this Agreement have been fulfilled or waived by EXIM Bank and the Credit Facility is available for Utilization and Disbursement in accordance with this Agreement.

“Operative Notice” shall mean a written confirmation from EXIM Bank stating that the Credit Facility has been declared Operative.

“Other EXIM Bank Debt” shall have the meaning set forth in Section 10.03(a)(xiii).

“Output Amount” shall mean, with respect to a Reportable Period, the total amount of revenues from the Project or the total amount of units produced at the Project, in each case, during such Reportable Period.

“PATRIOT Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Default” shall mean any failure to pay in full when due, whether at stated maturity, by acceleration or otherwise, all or any part of the principal, accrued interest, fees or other amounts owing by the Borrower under this Agreement or the Note or any other Finance Document.

“Payment Default Date” shall mean the date due, whether at stated maturity, by acceleration or otherwise, of any principal, accrued interest, fees or other amounts owing by the Borrower under this Agreement or the Note or any other Finance Document that is the subject of a Payment Default.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” shall mean any employee pension benefit plan (excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Disposition” shall mean (a) Dispositions any portion of the Collateral, whether now owned or hereafter acquired, in the ordinary course of the Borrower’s business in accordance with Section 15(d) of the Security Agreement and (b) any other Disposition approved by EXIM Bank.

“Permitted Lien” each, shall mean:

(a) Liens for Taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

(b) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(c) Liens imposed by law for building code laws and zoning regulations;

(d) Liens relating to an Approved Sublease;

(e) Liens relating to encumbrances referred to in Schedule B of EXIM Bank’s title insurance policy insuring the Security Agreement; and

(f) Liens granted under the Security Documents.

“Person” shall mean an individual, corporation, partnership, trust, unincorporated organization or any other enterprise, or a Governmental Authority, or other entity.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA established or maintained by the Borrower or any subsidiary or to which the Borrower or any subsidiary makes, is obligated to make or has been required to make contributions on behalf of any of its employees or with respect to which the Borrower or any subsidiary has any liability.

“Plan Assets” shall have the meaning set forth in 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA.

“Potential Default” shall mean an event that with the lapse of time or the giving of notice, or both, would become an Event of Default.

“Principals” shall have the meaning set forth in the Debarment Regulations.

“Project” shall have the meaning set forth in recital (A) to this Agreement.

“Recipient” shall have the meaning set forth in the SAM Regulations.

“Regulatory Change” shall mean, after the date of this Agreement, the introduction of or change in the laws or regulations at the national or any other level of government of any country, or in the interpretation or administration thereof, or the adoption or making after such date of any directives or requests (whether or not having the force of law) by any national, state, or municipal court or monetary authority of any Governmental Authority.

“Reimbursement” shall mean an advance from EXIM Bank to the Borrower reimbursing the Borrower for payments to a Supplier or an Ancillary Services Provider in accordance with this Agreement.

“Reimbursement Documents” shall have the meaning set forth in Part II of Annex B-1.

“Reimbursement Procedures” shall mean the “Reimbursement Procedures” set forth in Annex B-1.

“Release” shall have the meaning set forth in the Environmental Indemnity Agreement.

“Repayment Date” shall mean March 20th, June 20th, September 20th and December 20th of each year, beginning on September 20, 2025.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Reportable Period” shall have the meaning set forth in the MMIA Annual Report.

“Request for Reimbursement” or “Request for Reimbursement to Borrower’s Account” shall mean a request substantially in the form of Exhibit 1 to Annex B-1.

“Requested Utilization Date” shall mean the Business Day specified in a Notice of Borrowing on which the Borrower has requested that EXIM Bank make a Disbursement in accordance with this Agreement.

“SAM” shall have the meaning set forth in the SAM Regulations.

“SAM Regulations” shall mean the Universal Identifier and System for Award Management Regulations, 2 C.F.R. 25, as amended and in effect during the term of this Agreement.

“Sanctioned Country” shall mean any country or territory that is targeted by comprehensive country-wide Sanctions or comprehensive territory-wide Sanctions, as the case may be.

“Sanctioned Person” shall mean a Person (a) that appears on the List of Specially Designated Nationals and Blocked Persons as administered by OFAC or any other list or public designation of Sanctions targets issued or published by any Government Authority; (b) that is located, resident, domiciled, or organized in a Sanctioned Country; (c) that is owned by one or more persons covered by (a) or (b); (d) that is the government of any Sanctioned Country or owned or controlled by the government of any Sanctioned Country; or (e) that is otherwise the subject or target of Sanctions.

“Sanctions” shall mean any economic or financial sanctions, embargoes, export controls, or other restrictive measures issued, administered, or enforced by the United States and any department, division, agency, or instrumentality thereof, including OFAC, or any Governmental Authority.

“Security Agreement” shall mean the Leasehold Mortgage, Security Agreement, Assignment of Rents and Fixture Filing by the Borrower granting in favor of EXIM Bank a first- priority Lien on the Collateral, subject to Permitted Liens.

“Security Documents” shall have the meaning set forth in the Security Agreement.

“Step-Up Interest Rate” shall mean an interest rate per annum equal to the sum of (x) the Applicable Interest Rate and (y) the Step-Up Margin.

“Step-Up Margin” shall mean five (5) basis points.

“Submit” shall mean the act of clicking on the “Submit” button in the Disbursement Portal, after which no changes to such documentation may be made without EXIM Bank approval (“Submission”, “Submitted” and “Submittal” shall be construed accordingly).

“Supplier” shall mean a Person identified as such on the Acquisition List as approved by EXIM Bank and/or otherwise approved by EXIM Bank.

“Supplier’s Certificate” shall mean a certificate of a Supplier in a form specified by EXIM Bank.

“Supply Contract” shall mean the executed contract(s) (or, if no contract is executed, any other document(s) satisfactory to EXIM Bank) for the purchase of Eligible Goods and Services entered into between the Borrower and (a) a Supplier, or (b) an Ancillary Services Provider, as the case may be; provided that, in each case, multiple contracts among the same parties with respect to the Credit Facility will only be considered a single “Supply Contract” for all purposes under this Agreement.

“Taxes” shall mean any taxes, fees, levies, imposts, duties or charges of whatsoever nature (whether imposed by withholding or deduction or otherwise) imposed by any Governmental Authority (including any taxing authority) or by any jurisdiction from or through which payments required hereunder or under the Note are made.

“Term Sheet” shall mean the term sheet immediately preceding the table of contents and preamble to this Agreement.

“Total Commitment Amount” shall be the amount set forth in the Term Sheet.

“Transaction Number” shall mean the “EXIM Bank Transaction No.” specified in the Term Sheet.

“Trigger Event” shall mean EXIM Bank has made a determination that the Borrower has failed to comply with its obligations under the MMIA Compliance Plan.

“U.S.” or “United States” shall mean the United States of America.

“U.S. Dollars” or “U.S.$” shall mean the lawful currency of the United States of America.

“U.S. Federal Government Authority” shall mean the federal government of the United States, including any agency, department or other administrative authority or instrumentality thereof.

“Unique Entity Identifier” shall have the meaning set forth in the SAM Regulations.

“Upload” shall mean the act of uploading documents to the Disbursement Portal EXIM Bank review (“Uploaded” and “Uploading” shall be construed accordingly).

“Utilization” shall mean the making of a Reimbursement.

“Utilization Documents” shall mean Reimbursement Documents.

“Utilization Procedures” shall mean the Reimbursement Procedures.

1.02 Principles of Construction.

(a) The meanings set forth for defined terms in Section 1.01 or elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined.

(b) Unless otherwise specified, all references in this Agreement to Sections, Term Sheets, Annexes, Exhibits, and Schedules are to Sections, Term Sheets, Annexes, Exhibits, and Schedules in or to this Agreement.

(c) The headings of the Sections in this Agreement are included for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

(d) In the event of any discrepancy between the provisions of Sections 1 through 12 of this Agreement and the provisions of the Term Sheet forming a part of this Agreement, the applicable provisions of Sections 1 through 12 shall control.

(e) The term “including” shall be construed as meaning “including without limitation”.

(f) Unless specified as a Business Day, any reference to “day” shall be deemed to refer to a calendar day.

(g) Acknowledging that the parties hereto have participated jointly in the negotiation and drafting of this Agreement, if any ambiguity or question of intent or interpretation arises as to any aspect of this Agreement, then this Agreement will be construed as if drafted jointly by each of the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 2. THE CREDIT FACILITY

2.01 Amount. EXIM Bank hereby establishes the Credit Facility, upon the terms and conditions set forth in this Agreement, in favor of the Borrower. The Total Commitment Amount is the maximum amount that EXIM Bank is committed to make available under the Credit Facility. The Credit Facility is for the purpose of enabling the Borrower to finance:

(a) in an aggregate amount not to exceed the Financed Portion Amount, the Financed Portion of the costs incurred on or after the Initial Eligibility Date by the Borrower for the purchase of Contract Goods and/or Contract Services; and

(b) in an aggregate amount not to exceed the Exposure Fee Amount, the Exposure Fee payable on the Financed Portion Amount.

2.02 Availability. Subject to the terms and conditions provided herein, including the conditions set forth in Section 6, Disbursements under the Credit Facility may be made up to and including the Final Disbursement Date.

2.03 Deemed Date for Certain Costs. For the purpose of determining whether costs are incurred on or after the Initial Eligibility Date, (a) costs with respect to Eligible Services shall be deemed to have been incurred on the date such Eligible Services were performed or provided as evidenced by the date of the invoices of the provider of such Eligible Services, and (b) costs with respect to Contract Goods shall be deemed to have been incurred on the date when either the Contract Goods were purchased in the United States or shipped to the United States as evidenced by the date of the relevant bill of lading.

SECTION 3. UTILIZATIONS AND DISBURSEMENTS

3.01 General Requirements.

(a) General. Upon satisfaction of the conditions set forth in Section 6 hereof, the Credit Facility may be utilized and disbursed in the manner described in, and subject to the conditions of, this Section 3 and the Utilization Procedures.

(b) Types of Disbursements. Disbursements may be made: (i) through Reimbursements; and/or (ii) if financed, by book entry disbursements to fund payment of the Exposure Fee to EXIM Bank.

(c) Ancillary Services. Ancillary Services relating to the Credit Facility shall be treated in the same manner as any other Contract Services (including the requirements set forth in Section 4 of this Agreement).

(d) Requested Utilization Date. If the Requested Utilization Date is not a Business Day, the Disbursement will be made on the earlier of (A) the next Business Day or (B) the Final Disbursement Date.

3.02 Limitation on Disbursements.

(a) If EXIM Bank receives a request to disburse funds in an amount that would result in the aggregate amount of all Disbursements to exceed its Commitment, EXIM Bank shall only be required to disburse funds in an amount equal to the amount then remaining under its Commitment.

(b) No more than one Notice of Borrowing may be funded in any calendar month.

3.03 Reimbursements.

(a) Requirements for Notice of Borrowing. At least twenty (20) Business Days prior to the Requested Utilization Date, the Borrower may request a Reimbursement by electronically delivering a duly completed Notice of Borrowing to EXIM Bank with (i) all Credit Agreement Required Documents and (ii) all Reimbursement Documents (attached or Uploaded).

(b) Making a Reimbursement. If the Credit Administration Division is satisfied with the documentation delivered in connection with the requested Reimbursement, then on or before the Requested Utilization Date unless EXIM Bank has received a notice from the Borrower withdrawing the Notice of Borrowing for the requested Disbursement, then EXIM Bank shall (i) make available for deposit into the Borrower’s following account: Bank: [***], ABA No.: [***], Account Name: [***], Account No.: [***], in immediately available funds, the relevant Reimbursement requested to be made on the Requested Utilization Date in the corresponding Notice of Borrowing (excluding the amount of such Disbursement to be used for the payment of the related Exposure Fee) and (ii) simultaneously therewith, make a book entry disbursement with respect to the Exposure Fee related to such Reimbursement.

(c) Amended Documentation. If the Credit Administration Division is not satisfied with the documentation delivered in connection with the requested Reimbursement then it shall advise the Borrower of this non-satisfaction, and the Borrower shall then be entitled to deliver such documentation and/or provide EXIM Bank amended documentation for such Reimbursement. Re- submittal of any required documentation may alter the date of a Reimbursement by EXIM Bank.

SECTION 4. FINANCING ELIGIBILITY REQUIREMENTS AND COVERAGE

4.01 Eligibility for Financing. In order to be eligible for financing under the Credit Facility, all Goods Subject to U.S. Flag Shipping (x) that are to be imported by ocean vessel to the Borrower’s Country must be transported to the United States in vessels of U.S. registry and (y) that were previously imported by ocean vessel to the Borrower’s Country must have been transported to the United States in vessels of U.S. registry, in each case pursuant to 46 U.S.C. §55304 (Public Resolution No. 17 of the 73rd Congress of the United States, as amended), except to the extent that either a (i) “Certification of Vessel Non-Availability” or (ii) “Determination for Use in EXIM Bank Financing Evaluation Process” is obtained from the U.S. Maritime Administration (“MARAD”). If any Goods Subject to U.S. Flag Shipping are shipped on vessels of non-U.S. registry without such a MARAD certification or determination or contrary to the provisions of such MARAD certification or determination, such Contract Goods will not be eligible for financing under the Credit Facility.

In addition, goods used in the provision of Contract Services, if shipped by ocean vessel to the United States, may be required to be transported to the United States in vessels of U.S. registry pursuant to 46 U.S.C. §55304 (Public Resolution No. 17 of the 73rd Congress of the United States, as amended).

4.02 Coverage of the Credit Facility. Subject to the terms and conditions of this Agreement, EXIM Bank shall finance each Disbursement with respect to any Supply Contract up to the following maximum amount (provided that the aggregate amount of all Disbursements shall not exceed the Commitment):

(a) an amount equal to the U.S. Dollar invoice value of the Contract Goods and Services included in the invoice(s) presented to EXIM Bank in connection with such Disbursement; plus

(b) an amount equal to one-hundred percent (100%) of the Exposure Fee on the amounts disbursed pursuant to (a).

SECTION 5. TERMS OF THE CREDIT FACILITY

5.01 Principal Repayment. The Borrower shall repay the portion of the principal that is actually disbursed under the Credit Facility in fifty-four (54) successive quarterly installments, with each such installment to be payable on a Repayment Date. The amount of principal repayable on each Repayment Date is the amount set out opposite that Repayment Date in Schedule 1, which has been determined in accordance with the following formula: (i) after the initial eighteen (18) month interest-only period, then 50% of the principal that would have been due if the principal were amortizing on a straight-line basis, for the next six (6) quarters, (ii) then 100% of the principal that would have been due if the principal were amortizing on a straight-line basis, for the next thirty (30) quarters, and (iii) then 150% of the principal that would have been due if the principal were amortizing on a straight-line basis, for the next eighteen (18) quarters; provided that, on the Final Maturity Date, the Borrower shall repay in full the balance of the principal then outstanding; provided further, if the aggregate amount of Disbursements made up to and including the Final Disbursement Date is less than the Commitment, then each amount of principal set forth on Schedule 1 shall be ratably reduced in proportion to such amount.

5.02 Interest Payment.

(a) Subject to Section 5.02(c), on each Interest Payment Date and on the date of any prepayment of the Commitment, the Borrower shall pay to EXIM Bank interest in arrears on all amounts disbursed and outstanding from time to time under the Credit Facility. Any such interest payment shall be calculated at an interest rate per annum equal to the Applicable Interest Rate; provided, however, that in the event that any Disbursement is made within forty-five (45) days prior to an Interest Payment Date, the first payment of accrued interest with respect to such Disbursement under this Section 5.02(a) shall not be due and payable until the next succeeding Interest Payment Date.

(b) If any Payment Default shall occur, the Borrower shall pay to EXIM Bank, automatically and without demand, interest in arrears on such unpaid amount (to the extent permitted by Applicable Law) for the period from (and including) the Payment Default Date to (but excluding) the date such amount shall have been paid in full, at an interest rate per annum equal to the higher of: (i) the rate specified in Section 5.02(a) above plus one percent (1.00%) per annum; or (ii) the applicable rate of interest specified in the Federal Reserve Statistical Release H.15 (519) as the average monthly rate for the month immediately preceding the date of the relevant Payment Default Date, available at http://www.federalreserve.gov/releases/H15/data.htm under the heading of “U.S. government securities” and the subheading of “Treasury constant maturities”, for a maturity closest to the duration of the Payment Default plus one percent (1.00%)(or if such applicable rate of interest is not ascertainable pursuant to the foregoing, then as ascertained using any alternative method designated by EXIM Bank).

(c) If on any Interest Payment Date a Trigger Event shall have occurred and be continuing, then if requested by EXIM Bank (in its sole discretion) the Applicable Interest Rate may be replaced with the Step-Up Interest Rate for purposes of calculating the interest payable under Section 5.01(a) for the period during which such Trigger Event is continuing.

5.03 Prepayment.

(a) Voluntary Prepayments.

(i) The Borrower may, from time to time, prepay, without premium or penalty (other than as specified in clause (D) below) all or any part of the outstanding principal amount of the Commitment, on any Interest Payment Date, provided that:

(A) any partial prepayment shall be in a minimum principal amount of the lesser of U.S.$1,000,000 or the then outstanding principal amount of the Commitment;

(B) the Borrower shall give EXIM Bank ten (10) Business Days’ prior written notice of the proposed amount and the date of prepayment;

(C) the Borrower shall pay in full all amounts due under the Credit Facility as of the date of such prepayment, including all interest which has accrued to the date of prepayment on the principal prepaid, together with all other amounts then due under this Agreement or the Note as of the date of such prepayment; and

(D) on the date of such prepayment, the Borrower shall pay to EXIM Bank a prepayment premium which shall be equal to: the amount by which (a) the amount of the prepaid principal is less than (b) the sum of the present values, discounted from the remaining Repayment Dates to the date of such prepayment, of (x) the installments of principal being prepaid, plus (y) the amounts of interest which would otherwise have accrued on such principal to the remaining Interest Payment Dates.

(ii) The annual discount rate used to calculate the present value amount in clause (a)(i)(D) of this Section 5.03 shall be that rate of interest specified as the current CIRR for the Business Day which is five (5) Business Days prior to the date of prepayment for a period equal to the applicable Maturity Period.

(b) Mandatory Prepayments.

(i) Prepayment Upon Imposition of Sanctions.

(A) If at any time the Borrower or any director, officer, or employee of the Borrower shall be or become a Sanctioned Person, then EXIM Bank, in its sole discretion, may immediately (or at any time thereafter) suspend and/or cancel (in whole or in part) the Credit Facility and so notify the Borrower of such suspension and/or cancellation. Notwithstanding the preceding sentence, with regard to an employee (other than a director or officer) becoming a Sanctioned Person, EXIM Bank shall not suspend or cancel the Credit Facility if the Borrower promptly takes, to EXIM Bank’s satisfaction, all permissible and reasonable steps to terminate the employee’s relationship with the Borrower. If the Credit Facility is suspended, EXIM Bank shall retain the right to cancel (in whole or in part) the Credit Facility at any time thereafter. If the Credit Facility is cancelled, in whole or in part, then immediately upon EXIM Bank’s notice of cancellation, the Borrower shall prepay to EXIM Bank the principal amount subject to such cancellation then outstanding, together with all accrued and unpaid interest thereon to the date of prepayment and all other amounts then due and payable under this Agreement.

(B) If at any time the Borrower fails to perform or comply with the covenants set forth in Section 9.03(d) (Sanctions), then EXIM Bank, in its sole discretion, may immediately (or at any time thereafter) suspend or cancel (in whole or in part) the Credit Facility and so notify the Borrower of such suspension or cancellation. If the Credit Facility is suspended, EXIM Bank shall retain the right to cancel the Credit Facility (in whole or in part) at any time thereafter. If the Credit Facility is cancelled, then immediately upon EXIM Bank’s notice of cancellation, the Borrower shall prepay to EXIM Bank the principal amount subject to such cancellation then outstanding, together with all accrued and unpaid interest thereon to the date of prepayment and all other amounts then due and payable under this Agreement.

(ii) Prepayment Upon the Event of Loss or Destruction of Collateral. Within sixty (60) days of (x) the occurrence of an Event of Loss or (y) a determination by EXIM Bank pursuant to Section 6(a)(iii) of the Security Agreement to require a prepayment of the Credit Facility, the Borrower shall prepay to EXIM Bank the entire principal amount of the Credit Facility then outstanding, together with all accrued and unpaid interest thereon to the date of the prepayment and all other amounts then due and payable under this Agreement.

(c) Prepayment and Premium Irrevocable.

(i) Any prepayment by the Borrower of any portion of the principal amount disbursed in accordance with this Section 5.03 shall be irrevocable and final when paid, and the Borrower shall not be entitled to subsequently borrow or redraw any part of such prepaid principal amount.

(ii) Any prepayment premium under this Section 5.03 shall be owing and payable notwithstanding acceleration of the Credit Facility.

(d) Prepayment Application.

Prepayments shall be applied to the installments of the outstanding principal amount of the Commitment in the inverse order of their maturity and, in cases where more than one Note is outstanding, pro rata to each Note.

5.04 Evidence of Debt.

(a) If requested by EXIM Bank (i) as indicated in the Term Sheet or (ii) at some later date, the Borrower agrees that to evidence further its obligation to repay all amounts disbursed under the Credit Facility, with interest accrued thereon, it shall issue and deliver to EXIM Bank, in accordance with the written instructions of EXIM Bank, one or more promissory notes (each such promissory note and any replacement thereof, issued pursuant to Section 5.04(b), hereinafter referred to as a “Note”). Each Note shall be in the form of Annex A, or as otherwise directed by EXIM Bank, and shall be valid and enforceable as to its principal amount at any time only to the extent of the aggregate amounts then disbursed and outstanding under the Credit Facility, and, as to interest, only to the extent of the interest accrued thereon. Any notations by EXIM Bank on the Note regarding payments made on account of the principal thereof, in the absence of manifest error, shall be conclusive and binding. Upon the irrevocable payment in full of the Note, EXIM Bank shall cancel and surrender such Note to the Borrower upon the Borrower’s request.

(b) If requested by EXIM Bank, within ten (10) days after the Final Disbursement Date, the Borrower shall issue and deliver to EXIM Bank a new Note in exchange for each Note previously issued and delivered in accordance with this Agreement, whereupon EXIM Bank shall cancel and surrender each such previously issued Note to the Borrower. The principal amount of each such new Note shall equal the principal amount then disbursed and outstanding.

(c) If the Note is mutilated, lost, stolen or destroyed, the Borrower shall issue and deliver a new Note of the same date, maturity and denomination as the Note so mutilated, lost, stolen or destroyed; provided that, in the case of any mutilated Note, such mutilated Note shall be returned to the Borrower after examination by EXIM Bank; and, in the case of any lost, stolen or destroyed Note, the Borrower shall have first received evidence of such loss, theft or destruction as shall reasonably be considered satisfactory to it. In the event that any lost or stolen Note is subsequently found, EXIM Bank shall cancel such Note and deliver such canceled Note to the Borrower; provided, that the Borrower shall have already delivered a substitute Note to EXIM Bank.

(d) All replacement Notes issued in connection with this Agreement shall be signed by an Authorized Officer of the Borrower.

(e) Upon any assignment or transfer by EXIM Bank of all or a portion of the Credit Facility in accordance with Section 12.03, the Borrower shall, at the request of EXIM Bank, execute and deliver to EXIM Bank and any such assignee(s) or transferee(s) new duly authorized and executed Notes substantially in the form of Annex A (or such other form as may be agreed between EXIM Bank and assignee(s) or transferee(s)) in the amounts equal to the aggregate amounts of principal respectively held by EXIM Bank and such assignee(s) or transferee(s) after giving effect to such assignment or transfer.

SECTION 6. CONDITIONS PRECEDENT

6.01 Conditions Precedent to First Utilization. The obligation of EXIM Bank to permit the first Utilization under the Credit Facility shall be subject to the delivery to EXIM Bank of the documents indicated below (each, in form and substance satisfactory to EXIM Bank) and to the fulfillment, as of the date of such Utilization, in a manner satisfactory to EXIM Bank of the conditions set forth below:

(a) This Agreement and the Security Documents. This Agreement and the Security Documents, each fully executed by the parties thereto and in full force and effect.

(b) Note. The Note fully executed by the Borrower.

(c) No Restrictions. No law, regulation, ruling or other action of any Governmental Authority shall be in effect or shall have occurred, the effect of which would be to prevent any party to this Agreement from fulfilling its obligations under the Finance Documents.

(d) Representation and Warranties. The representations and warranties made by the Borrower in this Agreement and in the other Finance Documents shall be true and accurate on and as of the date of the first Utilization (except for any representations and warranties which are expressly stated to be given solely as of an earlier date, in which case such representation or warranty shall be true and correct in all respects on and as of such earlier date).

(e) Utilization Documents. Delivery of each of the Utilization Documents for the initial Utilization and satisfaction of the requirements of Section 3 with respect to such Utilization.

(f) Acquisition List. The Acquisition List for the first Utilization in the form approved by EXIM Bank.

(g) Supply Contract. A copy of each Supply Contract, which, in EXIM Bank’s judgment, must be reasonable and consistent with industry and financial standards and must otherwise be in form and substance satisfactory to EXIM Bank.

(h) Existence. Evidence that the Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Vermont.

(i) Authority of the Borrower. Evidence of (i) the authority of the Borrower to execute, deliver, perform and observe the terms and conditions of this Agreement, the Note, and any other Finance Documents and (ii) the authority (including specimen signatures) for each Person who, on behalf of the Borrower, signed this Agreement, will sign the Note and/or signed or will sign any other Finance Documents.

(j) Government Authorizations. Copies, certified as true copies by an Authorized Officer of the Borrower of each consent, license, authorization or approval of, and exemption by, any Governmental Authority, which are necessary or advisable: (i) for the execution, delivery, performance, and observance by the Borrower of the Finance Documents; and (ii) for the validity, binding effect, and enforceability of the Finance Documents.

(k) Legal Opinions. Opinions of the Borrower’s legal counsel in the State of New York and the State of Vermont in form and scope acceptable to EXIM Bank, and, if requested by EXIM Bank, an opinion from independent legal counsel selected by EXIM Bank as to such matters relating to this Agreement or the transaction contemplated hereby or the Final Assembly Facility as specified by EXIM Bank.

(l) Documentation Agent. A copy of a fully executed agreement among EXIM Bank, the Borrower and the Documentation Agent.

(m) Security Interests. The Borrower shall grant to EXIM Bank a first priority security interest and mortgage in the Collateral pursuant to the Security Agreement. The security interest shall be perfected in such manner as required by all Applicable Laws, shall be in form and substance satisfactory to EXIM and all conditions to the grant and perfection of such security specified in the Security Agreement and the other Security Documents shall be satisfied.

(n) Title Insurance. Borrower shall, or shall cause the title insurer to, deliver to EXIM Bank a loan title policy, which shall (i) contain affirmative coverage providing substantially the same benefits to EXIM Bank as would be provided by an ALTA Form 9 Endorsement or similar comprehensive endorsement; (ii) specifically insure Lender that the surveys described below describe the same real estate as is covered by the loan title policy; and (iii) contain such other endorsements and affirmative insurance as EXIM Bank reasonably may require. EXIM Bank shall have received and approved all underlying documents and instruments referred to in the loan title policy or in any preliminary title report or commitment obtained from the recorder’s office or other appropriate source.

(o) ALTA/ACSM Survey. Borrower shall deliver, or shall cause to be delivered to EXIM Bank, an ALTA/ACSM survey of the Project made by a registered or certified land surveyor of the state in which the Project is located. Said survey shall be currently dated and shall be prepared in accordance with the standards of an As-Built Survey, in form and substance acceptable to EXIM Bank (“Survey”). The Survey shall show, among other things, (1) no encroachments by improvements located on adjoining property onto the Project; and (2) such additional information as reasonably may be required by EXIM Bank and/or the title insurer.

(p) Approved Sublease. Copies of the executed Approved Sublease between the Borrower and Solarcommunites, Inc. together with an executed Subordination, Non-Disturbance and Attornment Agreement among the Borrower, Solarcommunities, Inc. and EXIM Bank.

(q) Utilities; Licenses; Permits. Evidence reasonably satisfactory to EXIM Bank that: (i) all utility and municipal services required for the occupancy and operation of the Project are available for use and tap on at the Project; (ii) all permits, licenses and governmental approvals (“Permits”) required to be issued by the applicable Governmental Authority to authorize the construction and the legal use and occupancy of the Project have been issued, are in full force and all fees therefor have been fully paid; (iii) the storm and sanitary sewage disposal system, the water system and all mechanical systems serving the Project are in good working order and comply with all Applicable Laws, ordinances, rules and regulations; and (iv) all utility, parking, access (including curb cuts and public street access), recreational and other easements and Permits required or, in EXIM Bank’s reasonable judgment, necessary for the use of the Project have been granted or issued.

(r) Real Estate Taxes. Evidence satisfactory to Lender that real estate taxes due and payable with respect to the Project, if any, have been paid in full. Copies of the most recent real estate tax bills for the Project.

(s) Insurance. EXIM Bank shall have received certificates of insurance pertaining to the Final Assembly Facility, which shall be in full compliance with the requirements specified in Section 9.02(v) of this Agreement.

(t) Environmental Site Assessment. An environmental assessment for the Project site (i) upon which each of the Borrower and EXIM Bank are authorized to rely by the terms of such assessment, or (ii) which is accompanied by a reliance letter in form and substance satisfactory to EXIM Bank.

(u) Compliance with NEPA. Completion by EXIM Bank of its review under NEPA and the regulations and any publicly available rulings promulgated thereunder whereby EXIM Bank has (a) either issued or adopted an Environmental assessment and issued a Finding of No Significant Impact pursuant to 40 CFR 1508, or (b) issued or adopted an Environmental impact statement and issued a record of decision pursuant to 40 CFR 1505.2, or (c) or made a determination that the project is eligible for a Categorical Exclusion (as defined in 40 CFR 1508); and has received evidence of satisfaction of any additional environmental requirements (including required mitigations, environmental permits, and satisfactory completion of any environmental consultations) in accordance with applicable Environmental Law.

(v) Compliance with the National Historic Preservation Act. All necessary consultations and other requirements under Section 106 of the National Historic Preservation Act have been satisfied.

(w) Outside Counsel Fees. Evidence of the payment in full of the reasonable fees and out-of-pocket expenses due and payable to Vedder Price P.C. and Gravel & Shea PC, as legal counsel to EXIM Bank, and to Bradley & Parker, as insurance advisor to EXIM Bank.

(x) Anti Lobbying Certificate. Delivery of an Anti-Lobbying Certificate executed by an Authorized Officer of the Borrower, each Supplier and each Ancillary Services Provider.

(y) Iran Activities Certification. The Borrower shall have delivered an Iran Activities Certification.

(z) Tax Basis Certificate. A certificate of the Borrower acknowledging and agreeing that any loan made by EXIM Bank pursuant to this Agreement and any determination by EXIM Bank as to whether any Contract Goods and Services are Eligible Goods and Services shall not prejudice or otherwise have any binding effect with regard to any determination by the IRS, the U.S. Department of Treasury or a court of law as to the tax basis of the Project or any part thereof under the Code.

(aa) No Material Adverse Change. No event or circumstance shall have occurred which, in the judgment of EXIM Bank, is likely to materially and adversely affect the ability of the Borrower to perform all or any of its obligations under this Agreement, the Note or any Finance Document.

(bb) Operative Notice. EXIM Bank has delivered an Operative Notice to the Borrower.

(cc) Other Documents. Any other documents, certificates, instruments or information relating to this Agreement or the Note or the transactions contemplated hereby as EXIM Bank may have reasonably requested.

(dd) No Event of Default. No Event of Default and no Potential Default exists at the time all the foregoing conditions of this Section 6.01 have been satisfied or waived by EXIM Bank.

6.02 Conditions Precedent to Each Utilization. The obligation of EXIM Bank to permit any Utilization shall be subject to the delivery to EXIM Bank of the documents indicated below (each in form and substance satisfactory to EXIM Bank) and to the fulfillment, as of the date of such Utilization, in a manner satisfactory to EXIM Bank of the conditions set forth below:

(a) This Agreement and the Security Documents. This Agreement and the Security Documents shall each continue to be in full force and effect.

(b) Note. The Note fully executed by the Borrower.

(c) No Restrictions. No law, regulation, ruling or other action of any Governmental Authority shall be in effect or shall have occurred, the effect of which would be to prevent any party to this Agreement from fulfilling its obligations under the Finance Documents.

(d) Representation and Warranties. The representations and warranties made by the Borrower in this Agreement and in the other Finance Documents shall be true and accurate on and as of the date of such Utilization (except for any representations and warranties which are expressly stated to be given solely as of an earlier date, in which case such representation or warranty shall be true and correct in all respects on and as of such earlier date).

(e) Utilization Documents. Delivery of each of the Utilization Documents for such Utilization and satisfaction of the requirements of Section 3 with respect to such Utilization.

(f) Acquisition List. The Acquisition List for such Utilization in the form approved by EXIM Bank.

(g) No Material Adverse Change. No event or circumstance shall have occurred which, in the judgment of EXIM Bank, is likely to materially and adversely affect the ability of the Borrower to perform all or any of its obligations under this Agreement, the Note or any Finance Document.

(h) Other Documents. Any other documents, certificates, instruments or information relating to this Agreement or the Note or the transactions contemplated hereby as EXIM Bank may have reasonably requested.

(i) No Event of Default. No Event of Default and no Potential Default exists or will exist after giving effect to the requested Utilization.

SECTION 7. FEES AND EXPENSES

7.01 Fees.

(a) The Borrower shall pay or cause to be paid to EXIM Bank the following fees:

(i) Commitment Fee: a loan commitment fee (“Commitment Fee”) of one-half of one percent (0.50%) per annum on the uncancelled and undisbursed balance from time to time of the Commitment, accruing from January 15, 2024 to and including the Final Disbursement Date, and payable on each Commitment Fee Payment Date (in the event that any Disbursement is made within forty-five (45) days prior to a Commitment Fee Payment Date, the calculation of the uncancelled and undisbursed balance of the Commitment in respect of such payment date shall exclude such Disbursement, provided, however, that any Commitment Fee due on the next Commitment Fee Payment Date shall be reduced by the amount equal to one-half of one percent (0.50%) per annum of such Disbursement, such amount calculated based on the number of days elapsed from the date of such Disbursement until the date of the Commitment Fee Payment Date immediately succeeding the date of such Disbursement); and

(ii) Exposure Fee: no later than each Disbursement Date, the Exposure Fee with respect to the related Disbursement.

The parties hereto acknowledge and agree that the Commitment Fee shall continue to accrue on the uncancelled and undisbursed balance from time to time of the Commitment and become due and payable as described above during any period in which Utilizations are suspended as described in Section 10.02(a).

(b) If, subsequent to the payment of the Exposure Fee under Section 7.01(a)(ii), a portion of the Commitment has been cancelled pursuant to Section 10.01 (such portion, a “Cancelled Credit”), or a portion of the Commitment is not disbursed by the Final Disbursement Date, EXIM Bank shall refund the Exposure Fee applicable to such cancelled or undisbursed amount of the Commitment, provided that:

(i) EXIM Bank determines that the Exposure Fee applicable to such cancelled or undisbursed amount exceeds U.S.$1,000; and

(ii) the Borrower has given EXIM Bank a written request for an Exposure Fee refund within one hundred eighty (180) days after the Final Disbursement Date; provided, that such written request shall include wire payment instructions to or through a bank in the United States; provided further that such notice is not required in the case of a Cancelled Credit.

EXIM Bank shall pay any refund due to the Borrower on the next Interest Payment Date that is at least thirty (30) days after either (i) in the case of a Cancelled Credit, the Final Disbursement Date, or (ii) in the event that the entire Commitment was not fully disbursed before the Final Disbursement Date, EXIM Bank’s receipt of the Borrower’s refund request. The Exposure Fee refund shall be applied to the principal installments of the Credit Facility in the inverse order of their maturity, and, in cases where more than one Note is outstanding, pro rata to each Note. Notwithstanding the above, (i) for so long as there exists an Event of Default or Potential Default, EXIM Bank shall not be obligated to pay any Exposure Fee refund until the next Interest Payment Date after the date such event no longer exists, and (ii) EXIM Bank is authorized to set-off and apply any Exposure Fee refund against any obligations of the Borrower to EXIM Bank.

7.02 Taxes.

(a) The Borrower agrees to pay all amounts owing by it under this Agreement or the Note free and clear of and without deduction or withholding for or on account of any Taxes.

(b) The Borrower agrees to pay when due all property or other Taxes imposed on or in respect of the Final Assembly Facility by any Governmental Authority.

(c) Notwithstanding anything to the contrary contained herein, the agreements in this Section 7.02 shall survive the termination of this Agreement and the payment of the Note and all other amounts due hereunder.

7.03 Expenses.

(a) The Borrower agrees, whether or not the transactions hereby contemplated shall be consummated, promptly upon demand to pay or reimburse (i) the reasonable and duly documented fees, costs and expenses (including out-of-pocket expenses in respect of telecommunications, mail or courier service, travel and the like) of (A) EXIM Bank, (B) counsel for EXIM Bank, and (C) any other consultant or advisor engaged by or for the benefit of EXIM Bank, in each case arising in connection with the preparation, printing, execution, delivery, registration, implementation, monitoring, amendment or enforcement of, waiver or consent under, or the protection or preservation of any right or claim of EXIM Bank arising out of, the Finance Documents, as well as the cost of preparing an operative memorandum and an operations and monitoring memorandum for internal EXIM Bank use, (ii) all registration and filing fees required under the Finance Documents, and (iii) all Taxes (including interest and penalties, if any) that may be payable in respect of the Finance Documents.

(b) All amounts payable by the Borrower pursuant to this Section 7.03 shall be paid by the Borrower in the currency in which the same has been incurred and is payable to EXIM Bank.

7.04 Additional or Increased Costs.

(a) If, due to any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to EXIM Bank (other than taxes imposed on the overall net income of EXIM Bank); (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment affecting EXIM Bank; or (iii) imposes any other condition affecting this Agreement or the Note, there shall be any increase in the cost to EXIM Bank of agreeing to make or making, funding or maintaining EXIM Bank’s participation in any Utilization, then the Borrower shall from time to time, upon demand by EXIM Bank, pay to EXIM Bank additional amounts sufficient to compensate EXIM Bank for such increased cost.

(b) Each demand for payment by EXIM Bank under this Section 7.04 shall be accompanied by a certificate showing in reasonable detail the basis for the calculation of the amounts demanded, which certificate, in the absence of manifest error, shall be conclusive and binding for all purposes.

7.05 Indemnification. The Borrower agrees, without duplication of any amounts payable by the Borrower under the indemnity provisions in the Security Agreement and/or the Environmental Indemnity Agreement, to pay, indemnify and hold EXIM Bank and each of its affiliates and each of its respective directors, officers, employees, agents, advisers and representatives directly included in the transactions contemplated by the Finance Documents (each an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions (whether actual or prospective claims, litigations, investigations or proceedings relating to the foregoing, whether sounding in contract, in tort or on any other ground and regardless of whether the Indemnified Person is party thereto), judgments, suits, reasonable and duly documented costs, expenses or disbursements of any kind or nature whatsoever and any other related reasonable and duly documented expenses, including the reasonable and duly documented fees, charges and disbursements of any counsel for any Indemnified Person, incurred by or asserted against the Indemnified Person arising out of, in connection with, or as a result of (a) the execution, delivery, registration, filing, recording, enforcement, performance or administration of, or in any other way arising out of or relating to, the Finance Documents or any action taken or omitted to be taken by EXIM Bank with respect to any of the foregoing, (b) the Eligible Goods or any related properties of the Borrower, (c) any actual or alleged violation of Environmental Law or any Environmental Liability related in any way to the Borrower, or (d) any action or inaction of the Borrower in connection with the Finance Documents or the transactions contemplated thereby (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to an Indemnified Person with respect to Indemnified Liabilities (i) to the extent arising solely from the gross negligence, willful misconduct or fraud of such Indemnified Person, (ii) to the extent attributable to the breach by such Indemnified Person of its representations, warranties and/or obligations under any Finance Document, (iii) for any Indemnified Person (other than EXIM Bank) that consist of any cost, expense, liability or obligation of such Indemnified Person that is expressly stated to be without right to reimbursement or indemnity from the Borrower, (iv) for any Indemnified Person (other than EXIM Bank) to the extent such Indemnified Liabilities would not have been imposed if such Indemnified Person had not engaged in transactions unrelated to those contemplated by this Agreement and the other Finance Documents, (v) consisting of administrative or overhead costs or expenses, or (vi) that would not have been incurred in the absence of an amendment or supplement to any Finance Document (other than an amendment or supplement (A) requested by or consented to in writing by the Borrower, (B) required by Applicable Law, or (C) made during the continuance of an Event of Default). Without prejudice to the survival of any other provision hereof, the terms of this Section 7.05 shall survive the termination of this Agreement, the other Finance Documents and the repayment of Credit Facility and all other amounts payable hereunder.

SECTION 8. PAYMENTS

8.01 Method of Payment.

(a) All payments to be made by the Borrower under this Agreement and the Note shall be received without set-off or counterclaim in U.S. Dollars in immediately available and freely transferable funds no later than 11:00 a.m. (New York City time) on the date on which due (as applicable) to EXIM Bank at the Federal Reserve Bank of New York for credit to EXIM Bank via the Federal Reserve Wire Network (FedWire) in accordance with the instructions set forth in the Term Sheet under the heading “Payment Instructions”.

(b) Except as otherwise provided herein, whenever any payment would otherwise fall due on a day which is not a Business Day, the due date for payment shall be the immediately succeeding Business Day and interest and fees shall be computed in accordance with Section 12.01.

8.02 Application of Payments. Subject to Section 8.03, EXIM Bank shall apply payments received by it under this Agreement or the Note in the following order of priorities: first, in or towards payment of all accrued interest due and owing pursuant to Section 5.02(a); second, in or towards payment of all Commitment Fees and all other amounts due and owing to EXIM Bank under this Agreement or any other Finance Document which is not otherwise provided for under clauses “first” or “third” of this Section 8.02; third, in or towards payment of all accrued interest due and owing pursuant to Section 5.02(b); and fourth, in or towards payment of all amounts of principal due and owing under Sections 5.01 or 5.03 (as applicable).

8.03 Application of Proceeds from Collateral and Other Amounts following an Event of Default. Following an Event of Default which is continuing, EXIM Bank shall apply all proceeds in respect of the Final Assembly Facility and all other amounts received by EXIM Bank under any Finance Document in the following order of priorities: first, in or towards payment or reimbursement of all fees, costs and expenses paid by or on behalf of EXIM Bank in connection with its entering upon, taking possession of, holding, operating, managing, selling or otherwise disposing of the Final Assembly Facility or any portion thereof, any and all Taxes, assessments or other charges of any kind imposed on EXIM Bank, and any other amounts payable to EXIM Bank hereunder or under any other Security Document in respect of any indemnities; second, in or towards payment of all accrued interest then due and owing to EXIM Bank pursuant to Section 5.02(b); third, in or towards payment of all accrued interest then due and owing to EXIM Bank pursuant to Section 5.02(a); fourth, in or towards payment of all amounts of principal then due and owing to EXIM Bank hereunder or the Note; fifth, in or towards payment of all other amounts then due and owing to EXIM Bank hereunder or under any other Finance Document; and sixth, the balance, if any, thereof thereafter remaining to the Borrower.

SECTION 9. REPRESENTATIONS, WARRANTIES, AND COVENANTS

9.01 Representations and Warranties of the Borrower.

(a) General Representations and Warranties. As of the date hereof, the date of each Notice of Borrowing, and the date of each Utilization, the Borrower makes the following representations and warranties to EXIM Bank:

(i) Existence and Authority. The Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Vermont, with full power, authority and legal right to own its property and carry on its business as now conducted, and has taken all actions necessary or advisable to authorize it to execute, deliver, perform, and observe the terms and conditions of the Finance Documents.

(ii) Government Authorizations Regarding Finance Documents. All consents, licenses, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary or advisable: (A) for the execution, delivery, performance and observance by the Borrower of the Finance Documents; (B) for the validity, binding effect and enforceability of the Finance Documents; have, in each case, been obtained and are in full force and effect.

(iii) Recordation. To ensure the legality, validity, enforceability, priority or admissibility in evidence in the Borrower’s Country of any of the Finance Documents, it is not necessary that any of the Finance Documents be registered, recorded, enrolled or otherwise filed with any court or any Governmental Authority, or notarized; or that any documentary, stamp or other similar tax, imposition or charge of any kind be paid on or in respect of any of the Finance Documents other than recordation of certain Security Documents with the City of South Burlington Land Records and the filing of UCC-1 financing statement with the Delaware Secretary of State.

(iv) Restrictions. The execution, delivery and performance or observance by the Borrower of the terms of, and consummation by the Borrower of the transactions contemplated by, each of the Finance Documents does not and will not conflict with or result in a breach or violation of: (A) the charter, by-laws or similar documents of the Borrower; (B) any law of the Borrower’s Country or any other ordinance, decree, constitutional provision, regulation or other requirement of any Governmental Authority; or (C) any order, writ, injunction, judgment, decree or award of any court or other tribunal. Further, the Borrower’s execution and delivery of the Finance Documents, the performance and observance of its obligations thereunder, and the consummation of the transactions contemplated by the Finance Documents do not conflict with or result in a breach of any agreement or instrument to which the Borrower is a party or to which it or any of its revenues, properties or assets may be subject, or result in the creation or imposition of any Lien upon any of the revenues, properties or assets of the Borrower pursuant to any such agreement or instrument other than the Lien upon the Collateral created under the Security Documents.

(v) Binding Effect. The Borrower has duly executed and delivered this Agreement and the other Finance Documents on or before the date hereof. Each of the Finance Documents that has been executed and delivered constitutes a direct, general, and unconditional obligation of the Borrower that is legal, valid, and binding upon the Borrower and enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by applicable insolvency, reorganization, liquidation, moratorium, readjustment of debt or other similar laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The

Borrower’s payment obligations under this Agreement rank, and under the Note when issued will rank, in all respects, at least pari passu in priority of payment and in right of security with all other unsecured debt of the Borrower, except for obligations mandatorily preferred by operation of Applicable Law.

(vi) Compliance with Applicable Laws. The Borrower is in compliance in all material respects with all Applicable Laws. The Project subject to the Credit Facility is not a “public works project” within the meaning of the Davis-Bacon Act or any other Applicable Law.

(vii) Commercial Activity. The Finance Documents and the transactions contemplated thereby constitute commercial activities (rather than governmental or public activities) of the Borrower, and the Borrower is subject to private commercial law with respect thereto. Neither the Borrower nor any of its property, assets, or revenue enjoys, under the laws of the Borrower’s Country, any right of immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution, set-off, execution, or from any other legal process with respect to any of the obligations under this Agreement, the Note, or any of the other Finance Documents.

(viii) Legal Proceedings. No legal proceedings are pending or, to the best of the Borrower’s knowledge and belief after due inquiry, threatened before any court, or any Governmental Authority that might: (A) materially and adversely affect the Borrower’s financial condition, business or operations; (B) restrain or enjoin or have the effect of restraining or enjoining the performance or observance of the terms and conditions of any of the Finance Documents; or (C) in any other manner question the validity, binding effect or enforceability of any of the Finance Documents.

(ix) Borrower Financial Statements. The Borrower Financial Statements present fairly the financial condition of the Borrower at the date of such statements and the results of the operations of the Borrower for such fiscal year. The Borrower Financial Statements have been prepared in accordance with generally accepted accounting principles in the Borrower’s Country consistently applied. Except as fully reflected in the Borrower Financial Statements, there are no liabilities or obligations with respect to the Borrower of any nature whatsoever (whether absolute, accrued, contingent or otherwise, and whether or not due) for the period to which the Borrower Financial Statements relate that, either individually or in the aggregate, would be material to the Borrower. Since the date of the Borrower Financial Statements, there has been no material adverse change in the financial condition, business, prospects or operations of the Borrower.

(x) Security Agreement. The Security Agreement will create and perfect in favor of EXIM Bank a legal, valid and enforceable first-priority security interest in the Collateral. Other than the Lien created by the Security Agreement, no Liens exist over or with respect to the Collateral other than Permitted Liens.

(xi) Compliance with Environmental Laws. The Borrower has not (i) failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) incurred, assumed, provided an indemnity with respect to, or otherwise become subject to any Environmental Liability (other than any indemnities set forth herein or in the Ground Lease, the Security Agreement, the Environmental Indemnity Agreement or any other Finance Document), or (iii) received any notice, report, order, directive or other information regarding any actual or alleged violation of Environmental Laws or any claim with respect to any Environmental Liability, other than as disclosed in the initial and updated Phase I environmental reports for the Project dated April 15, 2021, March 15, 2022, June 30, 2022 and November 29, 2023 and in the Phase II environmental reports for the Project dated June 30, 2021 and March 16, 2022 (collectively, the “Environmental Reports”). The Borrower does not have knowledge of any basis for any Environmental Liability, other than as disclosed in the Environmental Reports. The Borrower has never treated, stored, released, discharged, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or exposed any person to, or owned or operated any property or facility which is or has been contaminated by, any Hazardous Substances, so as to give rise to any current or future Environmental Liability.

(xii) Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or against any of its properties or revenues that (i) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) purport to affect or pertain to this Agreement or any other Finance Document or any of the transactions contemplated hereby.

(xiii) Supply Contracts. No Applicable Law is or will be violated by any Supply Contract or the performance by the Borrower of its obligations thereunder.

(xiv) Use of Eligible Goods and Services. The Borrower has used the Eligible Goods and Services only for lawful purposes, in a lawful manner and in accordance with Applicable Law. The Eligible Goods and Services have been used primarily for civilian applications.

(xv) No Delinquency on Amounts Due to the United States. The Borrower is not delinquent on any amounts of money, funds or property due and owing to EXIM Bank or any other U.S. Federal Government Authority.

(xvi) No Corrupt Practices.

(A) Neither the Borrower nor any director, officer, employee, agent or representative acting on the Borrower’s behalf, is currently under charge or under formal investigation by any Governmental Authority, or has been, within the past five (5) years, convicted in any court of any country, or subject to equivalent measures such as deferred prosecution agreements, non-prosecution agreements or publicly-available arbitral awards, in any country, for bribery, payoffs, kickbacks or laundering money.

(B) Neither the Borrower nor any of its directors, officers or employees, agents or representatives has (directly or indirectly) paid, offered or promised to pay, or authorized the payment of any commission, bribe, pay-off or kickback or similar payment that violates any Applicable Law or entered into any agreement or arrangement under which any such payment will at any time be made. Neither the Borrower nor any of its directors, officers or employees, agents or representatives and, to the best of the Borrower’s knowledge and belief, no Supplier or Ancillary Services Provider have, agreed to make or arrange for (directly or indirectly) any payment, discount, allowance, rebate, commission, fee or other payment in connection with the procurement of the Eligible Goods and Services under any Supply Contract without the express written consent of EXIM Bank, except for:

(1) payment of manufacturing costs or for the purchase of the Eligible Goods and Services;

(2) the regular remuneration of regular full-time directors, officers and employees of such party;

(3) commissions or fees, if any, to regular sales agents, brokers or representatives, which are (aa) on arm’s length terms for fair market value for the services rendered; (bb) paid in the ordinary course of business; (cc) readily identifiable on the party’s books and records as to amount, purpose, and recipient; (dd) in an amount customary for the services rendered, or to be rendered, with respect to each counterparty’s country; and (ee) not intended to be used for any illicit or corrupt purpose;

(4) any discounts, allowance, or rebates to the Borrower that are disclosed in invoices from a Supplier or an Ancillary Services Provider, as the case may be, submitted for payment in connection with a Disbursement; or

(5) any fees paid to commercial banks or any payments made to EXIM Bank in connection with the Credit Facility.

Furthermore, no monies (including cash, check, wire transfer or other similar funds) representing any portion of the payment of any invoice in connection with the Eligible Goods and Services has been returned or transferred to the Borrower or to any third party at the direction or on behalf of the Borrower without the express written consent of EXIM Bank.

(xvii) Suspension and Debarment.

(A) The Borrower and each of its Principals individually (1) is not Excluded or Disqualified from participating in a Covered Transaction, (2) is not formally proposed for debarment by any U.S. Federal Government Authority, with a final determination still pending; (3) is not, and within the past three (3) years has not been, indicted, convicted or had a civil judgment rendered against it for any conduct or offense described at 2 C.F.R. § 180.800(a) in the Debarment Regulations; and (4) have not had one or more public transactions (Federal, State, or local) terminated within the preceding three years for cause or default.

(B) The Borrower has not made, and to the best of the Borrower’s knowledge and belief, none of the Suppliers or Ancillary Services Providers has made, any payment in connection with the Credit Facility or any Supply Contract to any Person who is Excluded or Disqualified from participating in a Covered Transaction.

(C) None of the Borrower nor any of its Principals individually are listed on any of the publicly available debarment lists of the World Bank Group, the African Development Bank, the Asian Development Bank, the European Bank for Reconstruction and Development and the Inter-American Development Bank.

(D) The Borrower has not been found by a court of the United States to be in violation of any of the following statutes or regulations within the preceding 12 months: (i) the Foreign Corrupt Practices Act of 1977; (ii) the Arms Export Control Act; (iii) the International Emergency Economic Powers Act; (iv) the Export Administration Act of 1979; or (v) the regulations issued by the OFAC.

(xviii) Sanctions.

(A) None of the Borrower or its directors, officers and employees:

(1) is a Sanctioned Person; or

(2) to the best of the Borrower’s knowledge and belief after due inquiry, has, directly or indirectly, entered into any sales, leasing or financing agreements, or any other transactions with any Sanctioned Person (in the case of any employee, in such Person’s capacity as an employee of the Borrower).

(B) No action, claim, lawsuit, enforcement action, proceeding, investigation, or written inquiry with respect to Borrower’s compliance with Sanctions is pending or, to the best of Borrower’s knowledge and belief, after due inquiry, threatened.

(xix) Compliance Systems. The Borrower has implemented and enforces policies and procedures reasonably designed to ensure Borrower’s, and Borrower’s directors’, officers’, and employees’, compliance with:

(A) Sanctions;

(B) all Applicable Laws prohibiting bribery, payoffs, kickbacks or money laundering money; and

(C) all Applicable Laws relating to material or financial support for terrorism, illegal narcotics trafficking, human trafficking, or violations of human rights.

(xx) No Taxes. There is no Tax imposed on or in connection with: (A) the execution, delivery or performance of any of the Finance Documents; (B) the enforcement of any of the Finance Documents; (C) on any payment to be made to EXIM Bank under any of the Finance Documents; or (D) the grant by the Borrower of the Liens created under the Security Documents. The Borrower has filed all U.S. and non-US. federal, state and other tax returns and reports required to be filed, and has paid all U.S. and non-U.S. federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except for any Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP.

(xxi) Intellectual Property. The Borrower owns, licenses or possesses the right to use all of the trademarks, tradenames, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights that are necessary for the operation of its business as currently conducted, and the use thereof by the Borrower does not conflict with the rights of any other Person. The conduct of the business of the Borrower as currently conducted or as contemplated to be conducted does not infringe upon or violate any intellectual property rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect.

(xxii) ERISA Compliance.

(A) Neither Borrower nor any ERISA Affiliate (a) sponsors or maintains any Pension Plans or Multiemployer Plans or (b) makes any contributions to or has any liabilities or obligations (direct or contingent) with respect to any Pension Plans or Multiemployer Plans.

(B) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws, and each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(C) There are no pending or, to the knowledge of the Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(D) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event.

(E) The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.

(F) To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all Applicable Law and has been maintained, where required, in good standing with applicable regulatory authorities. The Borrower has not incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrower on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

(G) Borrower does not, and would not be deemed to, hold Plan Assets, and the consummation of the transactions contemplated by this Agreement or any of the Finance Documents will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other federal, state or local laws, rules or regulations that could reasonably be expected to subject EXIM Bank to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code, Section 501(i) of ERISA or substantially similar provisions under any other federal, state or local laws, rules or regulations.

(xxiii) Investment Company Act. The Borrower is not an “investment company” as defined in the Investment Company Act.

(xxiv) Title to the Project; Survey. The Borrower has a valid leasehold interest in the Leasehold Estate (as defined in the Security Agreement), and as of the date hereof the Borrower has good and insurable title to the Improvements (as defined in the Security Agreement), subject only to Permitted Liens. Except for the current, nondelinquent taxes, there are no taxes, assessments or liens pending or, to Borrower’s knowledge, threatened against the Project for any present or past due taxes or for paving, sidewalk, curbing, sewer or any other street improvements of any kind. No portion of the Project is now damaged or injured as the result of any fire, explosion, accident, flood or other casualty, nor is any part of the Project subject to any pending or, to Borrower’s knowledge, threatened eminent domain or condemnation proceeding. Except as disclosed by the Survey, the Project does not presently encroach upon any building line, set back line, side yard line, or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) which exists with respect to the Project.

(xxv) Utility Services. All utility and municipal services required for the occupancy and operation of the Project, including, but not limited to, water supply, storm and sanitary sewage disposal systems, cable services, electric and telephone facilities are presently available for use at the Project. The storm and sanitary sewage disposal system, water system, drainage system and all mechanical systems of the Project are all in good working order and comply with all Applicable Laws, statutes, ordinances, rules and regulations.

(xxvi) Ground Lease. (i) The Ground Lease by and between the City of Burlington, as ground lessor, and Borrower, as ground lessee, dated July 28, 2022 (the “Ground Lease”), is in full force and effect; (ii) there are no defaults on the part of the Borrower under the Ground Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (iii) to the Borrower’s best knowledge, there is no present default by the ground lessor under the Ground Lease, and no events or circumstances exist which, with the passage of time or the giving of notice, or both, would constitute a default under the Ground Lease; and (iv) the Borrower is the sole owner of the entire lessee’s interest in the Ground Lease. Neither the Ground Lease nor the rents to be paid thereunder have been assigned or pledged except to EXIM Bank, and no other Person has any interest therein except the tenants thereunder.

(xxvii) Streets, Easements, Utilities and Other Services. (i) All streets, easements, utilities and related services required by the Governmental Authority for the construction of the Project and the operation thereof for their intended purpose (including potable water, storm and sanitary sewer, electric and telephone facilities and garbage removal) have been completed and paid for in full and are available at the Project, (ii) all governmental approvals, if any, which are necessary to tie into and use all such services have been obtained and all fees paid therefor, and (iii) all streets referred to in clause (i) have been (to the extent any applicable Governmental Authority requires them to be) dedicated to and accepted for maintenance and public use by all appropriate governmental agencies.

(xxviii) Zoning. The Project is duly and validly zoned for the development of the Project. Said zoning is unconditional and in full force and effect, and no attacks or challenges are pending or, to Borrower’s knowledge, threatened with respect thereto. Said zoning permits the construction and installation of the Project on the land in accordance with the building plans and specifications.

(xxix) ADA Compliance. To Borrower’s knowledge, the Project has been designed and shall be constructed, completed and (regardless of Borrower’s knowledge) thereafter maintained during the period of Borrower’s ownership thereof in strict accordance and full compliance with all of the requirements of the ADA and any similar state or local law, to the extent same are applicable. Borrower shall be responsible for all related compliance costs.

(xxx) Flood Plain and Wetlands. No portion of the land on which any portion of the Project is located (i) in an area designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” (ii) in an area classified as “wetlands” or (iii) in an area designated by any federal, state or local governmental or quasi-governmental agency as a “floodway,” special flood hazard area or flood plain.

(xxxi) No Event of Default. No Event of Default, and no Potential Default, has occurred and is continuing.

(b) Special Representations and Warranties.

(i) Governmental Authorizations Regarding Supply Contracts. As at the date of Notice of Borrowing and the date of each Utilization, the Borrower represents and warrants to EXIM Bank that all consents, licenses, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary or advisable have been obtained and are in full force and effect for the (A) execution, delivery, performance and observance of any Supply Contract, (B) importation of the Contract Goods and Services, and (C) use, in the Borrower’s Country, of the Eligible Goods and Services under the Supply Contract, in each case, to which the relevant Utilization relates.

(ii) Due Diligence. As at the date of Notice of Borrowing and the date of each Utilization, the Borrower represents and warrants to EXIM Bank that the Borrower has conducted reasonable due diligence in connection with this transaction, including checking: (i) the SAM (https://www.sam.gov/SAM/) to determine if any direct suppliers, subcontractors and/or vendors from whom it procures goods and services related to this transaction are excluded from U.S. Government transactions and (ii) the Sanctions List Search of OFAC (https://sanctionssearch.ofac.treas.gov/).

(iii) SAM Regulations. As of the date hereof, the Borrower has complied with the requirements described in the SAM Regulations to provide a valid Unique Entity Identifier. The Borrower maintains an active SAM registration with current information including information on the Borrower’s immediate and highest level owner and subsidiaries, as well as on all predecessors that have been awarded a Federal Award within the last three years, if applicable, at all times during which it has an active Federal Award or an application or plan under consideration by a Federal Awarding agency (in each case, as such terms are defined in the SAM Regulations and other than any requirement that is not applicable because the Borrower is exempted under the SAM Regulations).

9.02 Affirmative Covenants of the Borrower. The Borrower covenants and agrees that until all amounts owing under this Agreement and each Note have been paid in full, unless EXIM Bank shall have consented otherwise in writing:

(a) Notice of Defaults. The Borrower shall promptly but in no event later than ten (10) days after the occurrence of an Event of Default or of any Potential Default, notify EXIM Bank of the particulars of such occurrence, the corrective action proposed to be taken by the Borrower with respect thereto and the proposed timeframe for taking such actions.

(b) Financial Reports. Beginning with the fiscal year in which this Agreement is executed and continuing until all amounts owing under this Agreement and each Note have been paid in full, the Borrower shall furnish to EXIM Bank (attn: Asset Management Division), within one hundred twenty (120) days after the end of its fiscal year, a copy of its annual consolidated financial statements, including its balance sheet, statement of income, and statement of cash-flow for that fiscal year, all of which shall have been audited by Deloitte or another independent accounting firm acceptable to EXIM Bank. All financial reports to be submitted to EXIM Bank shall be prepared in accordance with generally accepted accounting principles in the Borrower’s Country consistently applied, shall be in the English language (or accompanied by an accurate English translation), shall include the auditor’s opinion and any accompanying notes, and shall fairly present the financial condition of the Borrower and the results of its operations for the periods covered. The Borrower agrees to submit to EXIM Bank such additional financial reports and other data and information regarding its financial condition, business, and operations as EXIM Bank may reasonably request; provided, however, that if EXIM Bank requests a quarterly balance sheet or other fiscal quarter reports, Borrower shall not be required to deliver any such report until sixty (60) days after the end of the applicable fiscal quarter.

(c) MMIA Annual Reports. Beginning with the Borrower’s 2025 fiscal year and continuing until all amounts owing under this Agreement and each Note have been paid in full, the Borrower shall furnish to EXIM Bank (attn: Asset Management Division) an MMIA Annual Report within ninety (90) days after the end of each fiscal year.

(d) Appraisal. Within one hundred twenty (120) days of the date hereof, the Borrower shall furnish to EXIM Bank (attn: Asset Management Division) a copy of a final appraisal of the Final Assembly Facility. The appraisal shall addressed to EXIM Bank, shall be consistent with the Uniform Standards of Professional Appraisal Practice promulgated by the Appraisal Standards Board of the Appraisal Foundation and in form and substance acceptable to EXIM Bank and shall be prepared by a state licensed or certified appraiser acceptable to EXIM Bank.

(e) Notice of Disputes. The Borrower shall promptly give written notice to EXIM Bank of any material dispute that may exist between the Borrower and any Governmental Authority, and, if requested by EXIM Bank, any additional information regarding such disputes and in any event within five (5) Business Days after (i) the receipt of any notice in writing alleging any violation of any Environmental Law by the Borrower or any other actual or alleged Environmental Liability, (ii) obtaining knowledge of the existence of any condition that could reasonably be expected to result in violations of any Environmental Law or in Environmental Liability, or (iii) the filing of any Lien to secure any Environmental Liabilities of Borrower; in each case of (i), (ii) or (iii) that could reasonably be expected to have a Material Adverse Effect.

(f) Government Authorizations. The Borrower shall promptly obtain and maintain all consents, licenses, permits, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary or advisable: (i) for the execution, delivery, performance, and observance by the Borrower of the Finance Documents, and (ii) for the validity, binding effect and enforceability of the Finance Documents. Upon request from EXIM Bank, the Borrower shall promptly deliver a certified copy of any such authorization, permit or license.

(g) Pari Passu. The Borrower shall ensure that its payment obligations under this Agreement and the Note will at all times constitute the direct, general and unconditional obligations of the Borrower and rank in all respects at least pari passu in priority of payment and in right of security with all other unsecured and unsubordinated debt of the Borrower, except for obligations mandatorily preferred by operation of Applicable Law.

(h) Environmental Compliance. With respect to the Project, the Borrower shall (i) comply in all material respects with all applicable Environmental Laws, regulations and permits, (ii) notify EXIM Bank in writing of any adverse events or failures to comply with any such environmental and social laws, regulations and permits, and (iii) comply with all requirements specified by any Governmental Authority responsible for monitoring compliance with such environmental and social laws, regulations and permits.

(i) Compliance with Applicable Laws. The Borrower shall comply with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property.

(j) Environmental Matters. The Borrower shall (i) comply with all Environmental Laws, (ii) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of the Borrower and (iii) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Substances present or released at, on, in, under or from any of the facilities or real properties of the Borrower, in each case to the extent required by any Governmental Authority or any Environmental Law. Further, the Borrower shall (iv) comply with the Borrower’s environmental and social management plan during the construction and operation of the Project in all material respects; (v) provide annual reports that (x) document compliance with the Borrower’s environmental and social management plan and (y) provide representations of compliance with relevant local, state and U.S. environmental and social laws, regulations and permits, and (vi) decommission the facilities, where applicable and appropriate, in accordance with an agreed decommissioning plans.

(k) Inspections.

(i) The Borrower shall permit representatives of EXIM Bank to make reasonable inspections of the Project and the Borrower’s books and records in connection with this Agreement, the other Finance Documents, and the transactions contemplated hereby and thereby (including records regarding the use of the Eligible Goods and Services) at such times during normal business hours as reasonably requested; provided, however, that unless an Event of Default has occurred and is continuing, there shall be no more than one such inspection during any calendar year. Any such inspection shall be at the cost and expense of the Borrower.

(ii) The Borrower shall cause the officers and employees of the Borrower to give full cooperation and assistance in connection with such inspections.

(l) Government Authorizations Regarding Supply Contract. The Borrower shall promptly obtain and maintain all consents, licenses, permits, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary or advisable for the execution, delivery, and performance of any Supply Contract and the use the Eligible Goods and Services in the Borrower’s Country. In addition, the Borrower shall promptly deliver certified copies of such consents, licenses, permits, authorizations and approvals to EXIM Bank upon written request.

(m) Notice of Suspension or Debarment; Sanctions. The Borrower shall provide immediate written notice to EXIM Bank if at any time it learns that:

(i) the Borrower or any of its Principals individually, (A) is Excluded or Disqualified from participating in a Covered Transaction, (B) is formally proposed for debarment by any U.S. Federal Government Authority, with a final determination still pending, (C) is or, within the past three (3) years, has been indicted, convicted or has a civil judgment rendered against it for any conduct or offenses described at 2 C.F.R. § 180.800(a) in the Debarment Regulations or (D) have had one or more public transactions (Federal, State, or local) terminated within the preceding three years for cause or default;

(ii) the Borrower or to the best of the Borrower’s knowledge and belief, any Supplier or Ancillary Services Provider, has made any payment described in the first sentence of Section 9.01(a)(xvii)(B);

(iii) the Borrower or any of its Principals individually, is listed on any of the publicly available debarment lists described in Section 9.01(a)(xvii)(C); or

(iv) the Borrower or any director, officer or employee of the Borrower, becomes a Sanctioned Person, or the Borrower or any director, officer or employee of the Borrower enters into any agreement described in Section 9.01(a)(xviii)(A); or

(v) an action, claim, lawsuit, enforcement action, proceeding, investigation, or written inquiry with respect to the Borrower’s compliance with Sanctions is pending or threatened.

(n) Compliance Systems. The Borrower shall maintain and enforce policies and procedures reasonably designed to ensure Borrower’s, and its directors’, officers’ and employees’, compliance with (i) Sanctions; (ii) all Applicable Laws prohibiting bribery, payoffs, kickbacks or laundering money; and (iii) all Applicable Laws relating to material or financial support for terrorism, illegal narcotics trafficking, human trafficking, or violations of human rights.

(o) Acquisition List. The Borrower shall obtain the prior written consent of EXIM Bank to any alteration of the Acquisition List.

(p) Supply Contracts. The Borrower shall obtain the prior written consent of EXIM Bank to any assignment of the Borrower’s rights or obligations under any Supply Contract or to any material modification to, or cancellation of, any Supply Contract.

(q) Use of Funds. The Credit Facility shall only be used by the Borrower to: (i) refinance the cost of (x) the goods and services related to the design, planning, permitting and construction of the Final Assembly Facility, (y) certain interior improvements to the Final Assembly Facility and (z) certain land and infrastructure development work related to the construction of the Final Assembly Facility, and (ii) finance the payment of the Exposure Fee and certain Ancillary Services.

(r) Use of U.S. Registered Vessels for Ocean Transport. The Borrower shall cause all Goods Subject to U.S. Flag Shipping that are to be imported to the Borrower’s Country by ocean vessel to be transported to the United States in vessels of U.S. registry pursuant to 46 U.S.C. §55304 (Public Resolution No. 17 of the 73rd Congress of the United States, as amended), except to the extent that either a (i) “Certification of Vessel Non-Availability” or (ii) “Determination for Use in EXIM Bank Financing Evaluation Process” is obtained from MARAD.

(s) Use of Eligible Goods and Services. The Eligible Goods and Services shall be used only for lawful purposes, in a lawful manner, and in accordance with Applicable Laws.

(t) Disclosure of Environmental and Social Reports. The Borrower acknowledges and agrees that EXIM Bank may, from time to time, publicly disclose (including posting on the EXIM Bank website), without the prior consent of the Borrower, environmental and social documents delivered (or to be delivered) by the Borrower to EXIM Bank. The Borrower shall advise EXIM Bank if it believes that such environmental and social documents contain any confidential, proprietary or otherwise protected information and identify such information.

(u) Unique Entity Identifier.

(i) Unless the Borrower is exempted from this requirement under the SAM Regulations, the Borrower as the Recipient acknowledges and agrees that it must maintain current information in SAM, including information on the Borrower’s immediate and highest level owner and subsidiaries, as well as on all of the Borrower’s predecessors that have been Awarded a Federal contract or Federal financial assistance within the last three (3) years, if applicable, until the Borrower receives the final payment under the Credit Facility. This requires that the Borrower review and update the information in SAM at least annually after the initial registration, and more frequently if required by changes in the Borrower’s information or another Federal Award term.

(ii) The Borrower expressly acknowledges and agrees that, pursuant to the SAM Regulations, EXIM Bank may not consent to any financial modification to this Agreement until the Borrower has complied with the requirements described in the SAM Regulations to provide a valid Unique Entity Identifier and maintain an active SAM registration with current information (other than any requirement that is not applicable because the Borrower is exempted under the SAM Regulations).

(v) Insurance.

(i) The Borrower agrees, at its own cost and expense, to keep the Collateral insured by an insurance company or insurance companies which (x) are reasonably satisfactory to EXIM Bank and (y) have an AM Best rating of A or better and an AM Best size of XII or better. The Borrower will insure the Collateral through a property insurance policy on a “special” basis for its full replacement cost with no coinsurance applicable in an amount not less than $150,000,000 and with deductibles no higher than $250,000. All property insurance policies shall include (a) coverage for terrorism, wind/hail, earth movement and flood with customary limits (not to exceed $10,000,000) and deductibles, (b) customary ordinance or law coverage, (c) a customary waiver of subrogation provision, and (d) general equipment breakdown coverage with a limit of $10,000,000 (but subject to a lesser limit of $1,000,000 for breakdown coverage for (x) perishable goods, (y) water damage and (z) contamination).

(ii) Property insurance policy or policies shall follow industry standards, stating that loss thereunder is to be payable to EXIM Bank (as loss payee and mortgagee) and the Borrower (as the named insured). Each property insurance policy shall provide for coverage to EXIM Bank regardless of a breach by the Borrower. Each property insurance policy may provide for cancellation if the Borrower fails to pay premiums then due within ten (10) days of written notice to EXIM Bank. EXIM Bank may (but is not obliged to) make payment of the premiums to keep the insurance policies valid and if such premiums are paid by EXIM Bank, the Borrower shall immediately reimburse EXIM Bank for such payment. Subject to the foregoing, all insurance policies shall provide for not less than thirty (30) days’ notice to EXIM Bank prior to cancellation. The Borrower shall cause to be provided to EXIM Bank on or prior to the initial Utilization Date and thereafter, no later than fifteen (15) days after the annual renewal of such policy or policies, a certificate of insurance evidencing the existence of such policy or policies that complies with the provisions of this Section 9.02(v).

(iii) The Borrower shall maintain liability insurance with respect to the Project that insures against liability for bodily injuries, death and property damage in an amount equal to at least $25,000,000 total liability per occurrence, $25,000,000 unlimited general aggregate with an additional $25,000,000 products/completed operations aggregate. All liability insurance policies shall (a) follow industry standards, (b) state that EXIM Bank is an additional insured by endorsement, using ISO form # CG2026 or an equivalent, and (c) include customary primary/non-contributory and waiver of subrogation provisions. Such policy may provide for cancellation if the Borrower fails to pay premiums then due within ten (10) days of written notice to EXIM Bank. Subject to the foregoing, all insurance policies shall provide for not less than thirty (30) days’ notice to EXIM Bank prior to cancellation. The Borrower shall cause to be provided to EXIM Bank on or prior to the initial Disbursement Date and thereafter, no later than fifteen (15) days after the annual renewal of such policy or policies, a certificate of insurance evidencing the existence of such policy or policies that complies with the provisions of this Section 9.02(v). The liability insurance coverage required hereby may be satisfied by a layering of commercial general liability, umbrella liability, and excess liability policies.

(iv) The Borrower shall maintain an umbrella policy that insures against liabilities in excess over its commercial general liability limits in an amount equal to at least $5,000,000. The umbrella policy shall follow industry standards.

(v) If the Borrower fails to procure the purchase or maintenance of any insurance required by this Section 9.02(v) in relation to the Collateral or the Project, EXIM Bank may (but shall not be obliged to) purchase such insurance as may be necessary to remedy any such failure, and the Borrower shall indemnify EXIM Bank on demand against any costs or expenses incurred by it in purchasing any such insurance.

(w) MMIA Specific Matters. The Borrower hereby covenants and agrees to the following obligations under the MMIA:

(i) MMIA Compliance Plan. Beginning with the Borrower’s 2025 fiscal year and continuing until all amounts owing under this Agreement and each Note have been paid in full, the Borrower agrees to comply with the MMIA Compliance Plan.

(ii) MMIA Annual Report. The Borrower shall detail and certify in each MMIA Annual Report delivered by the Borrower pursuant to Section 9.02(c) its compliance with the MMIA Compliance Plan. In the event that either (i) the Borrower fails to deliver a MMIA Annual Report or (ii) either (x) the Borrower fails to certify its compliance with its obligations under the MMIA Compliance Plan in a MMIA Annual Report or (y) EXIM Bank determines that the Borrower has not complied with its obligations under the MMIA Compliance Plan, in each case over a rolling three (3) year period, then EXIM Bank may, in its sole discretion, require the Borrower to comply with the additional requirements specified in Section 3 of the MMIA Compliance Plan and/or notify the Borrower that a Trigger Event has occurred.

(x) ERISA Matters. Neither the Borrower nor any of its ERISA Affiliates shall engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by EXIM Bank of any of its rights under this Agreement and the other Finance Documents) to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any substantially similar provision under any other federal, state or local laws, rules or regulations that could reasonably be expected to subject EXIM Bank to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code, Section 502(i) or ERISA or substantially similar provisions under any other federal, state or local laws, rules or regulations. Neither Borrower nor any of its ERISA Affiliates shall sponsor or maintain any Pension Plans or Multiemployer Plans or make any contributions to or have any liability or obligation (direct or contingent) with respect to any Pension Plan or Multiemployer Plan and shall not permit any ERISA Affiliate to sponsor or maintain any Pension Plans or Multiemployer Plans or make any contributions to or have any liability or obligation (direct or contingent) with respect to any Pension Plan or Multiemployer Plan. Borrower shall not and shall not permit any of its ERISA Affiliates to, cause or allow to exist any ERISA Event.

(y) Certificate of Occupancy. Within one hundred eighty (180) days of the date hereof, the Borrower shall furnish to EXIM Bank (attn: Asset Management Division) a copy of the final certificate of occupancy for the Final Assembly Facility.

(z) SMAC Letter. Within one hundred eighty (180) days of the date hereof, the Borrower shall furnish to EXIM Bank (attn: Asset Management Division) a copy of an executed letter from the Vermont Department of Environmental Conservation (“VTDEC”) finding that: (i) VTDEC is assigning Site # 20225085 a Site Management Activities Complete (SMAC) designation; and (ii) finding that VTDEC is not requesting any additional work related to Site Number 20225085.

(aa) UCC Financing Statements. The Borrower hereby authorizes EXIM Bank’s outside counsel, Vedder Price P.C., to file the UCC-1 financing statements (and any required continuations thereof) contemplated by this Agreement that may be necessary or advisable in order to establish, maintain, perfect and protect the rights and remedies of EXIM Bank under the Security Documents.

(bb) Other Acts. From time to time, the Borrower shall do and perform any and all acts and execute any and all documents as may be necessary or as reasonably requested by EXIM Bank in order to effect the purposes of this Agreement and the other Finance Documents and to protect the interests of EXIM Bank in the Note.

9.03 Negative Covenants of the Borrower. The Borrower covenants and agrees that without the prior written consent of EXIM Bank:

(a) Liens on Eligible Goods and Services. The Borrower shall not create, assume, permit, or suffer to exist any Liens on the Collateral other than Permitted Liens.

(b) Sale, Lease or Transfer of the Project or Eligible Goods. The Borrower shall not sell, lease, sublease or otherwise transfer, or agree to sell, lease, sublease or otherwise transfer, the Project or all or any portion of the Collateral (or any component thereof) to any Person; provided that so long as no Event of Default has occurred and is then continuing, the Borrower may enter into an Approved Sublease and/or make a Permitted Disposition.

(c) No Corrupt Practices. The Borrower shall not, and shall not authorize any of its, directors, officers or employees, agents, representatives or any other person to, (i) take any of the actions described in Section 9.01(a)(v)(B), or (ii) direct or authorize any portion of the payment of any invoice in connection with the Eligible Goods and Services to be returned or transferred to the Borrower or to any third party without the express written consent of EXIM Bank.

(d) Sanctions. The Borrower shall not, and shall not authorize any of its directors, officers, or employees, agents, representatives, or any other Person to, (i) use or otherwise make available, directly or (to the best of the Borrower’s knowledge after due inquiry) indirectly, the proceeds of the Credit Facility, to fund or facilitate any activities with or for the benefit of any Sanctioned Person or in any Sanctioned Country; (ii) make any payments to EXIM Bank in connection with the Credit Facility, this Agreement or any other Finance Document, including to discharge any debt, with proceeds from activities involving, directly or (to the best of the Borrower’s knowledge after due inquiry) indirectly, any Sanctioned Person or Sanctioned Country; (iii) enter, directly or (to the best of the Borrower’s knowledge after due inquiry) indirectly, into any sales, leasing or financing agreements, or any other transactions with any Sanctioned Person; or (iv) engage in any other activity that is reasonably likely to cause any Person, including EXIM Bank, to violate Sanctions.

(e) Change in Business. The Borrower shall not make any substantial change in the scope or nature of its business or operations; provided that the Borrower may engage in any businesses or operations that are ancillary, complementary, or incidental to such business or operations.

(f) Merger, Consolidation, Dissolution, and Sale. The Borrower shall not merge or consolidate with any other entity; dissolve or terminate its legal existence; sell, lease, transfer or otherwise dispose of all or substantially all of its properties essential to the conduct of its business or operations; or enter into any agreement to do any of the foregoing, provided that, the Borrower may merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, subject to the following conditions: (i) the Borrower is the surviving successor entity, (ii) immediately after such merger or consolidation, the Borrower is solvent and has a net worth at least equal to the net worth of the Borrower immediately prior to such merger or consolidation, (iii) the first-priority Lien of the Security Agreement over the Collateral remains unaffected, (iv) no Event of Default has occurred and is continuing or would occur as a result of such merger or consolidation, (v) EXIM Bank determines that such merger or consolidation does not result in a Material Adverse Effect in relation to the Borrower, and (vi) and (v) EXIM Bank approves, in its sole discretion, the Person with whom the Borrower proposes to merge or consolidate.

SECTION 10. CANCELLATION, SUSPENSION, AND EVENTS OF DEFAULT

10.01 Cancellation by the Borrower. The Borrower may cancel at any time all or any part of the undisbursed and uncancelled amount of the Commitment, provided that thirty (30) days’ irrevocable prior written notice is given to EXIM Bank. In the event of a cancellation of all or part of the Credit Facility by the Borrower, the Borrower shall pay to EXIM Bank on or before the proposed date of cancellation, all Commitment Fees accrued and unpaid under Section 7.01(a) and all other amounts due and payable under this Agreement and the Finance Documents as of the proposed date of cancellation.

10.02 Suspension and Cancellation by EXIM Bank.

(a) If an Event of Default occurs and is continuing, EXIM Bank, by written notice to the Borrower, may: (i) suspend further Utilizations of the Credit Facility until EXIM Bank is satisfied that the cause of such suspension has been removed; or (ii) cancel the unutilized and uncancelled Commitment.

(b) In the event of a cancellation of all or part of the Credit Facility by EXIM Bank, the Borrower shall pay (i) to EXIM Bank all Commitment Fees accrued and unpaid in respect of such cancelled portion under Section 7.01(a)(i) as of the date of cancellation and (ii) to EXIM Bank all other amounts due and payable under this Agreement and the Finance Documents.

(c) If the Final Disbursement Date has elapsed, EXIM Bank, in its sole discretion, may cancel any unutilized and uncancelled amount of the Commitment by written notice to the Borrower.

(d) The terms of this Section 10.02 shall be in addition to and not in limitation of any other rights of EXIM Bank under this Agreement or any other Finance Document.

10.03 Events of Default and Remedies.

(a) Events of Default. Each of the following events or conditions shall be an “Event of Default” under this Agreement:

(i) any failure by the Borrower to pay when due any amount owing under Section 5.01 or 5.02 of this Agreement or under the Note;

(ii) any failure by the Borrower to pay when due any other amount (including Taxes) owing under this Agreement or under any other Finance Document, and such failure remains uncured for a period of five (5) days after (x) EXIM Bank has received notice thereof from the Borrower or (y) EXIM Bank has given written notice thereof to the Borrower;

(iii) any representation or warranty made or deemed made by the Borrower in this Agreement or in any other Finance Document or in any document or certificate furnished by the Borrower to EXIM Bank in connection therewith or pursuant thereto has proven to have been false or misleading in any material respect when made;

(iv) any failure by the Borrower to comply with its obligations under Section 9.02(a) (Notice of Defaults) or Section 9.02(d) (Notice of Suspension or Debarment; Sanctions) or Section 9.02(v) (Insurance) or Section 9.02(y) (Certificate of Occupancy) or Section 9.03(b) (Sale, Lease or Transfer of Eligible Goods);

(v) any failure by the Borrower to perform or comply with any of the covenants or provisions set forth in this Agreement or the Finance Documents (excluding (A) any events specified as an Event of Default in any other subsection of this Section 10.03(a) and (B) any failure by the Borrower to perform or comply with the covenants set forth in Section 9.03(d)), which failure, if capable of being cured, remains uncured for a period of thirty (30) days after (x) EXIM Bank has received notice thereof from the Borrower or (y) EXIM Bank has given written notice thereof to the Borrower;

(vi) any failure by the Borrower to pay when due, after giving effect to any period of grace provided to the Borrower with respect thereto, any amounts payable under any other agreement or instrument (other than a Finance Document) providing for the payment by the Borrower of borrowed money or for the deferred purchase price of property or services received having an aggregate principal amount of more than $15,000,000, or any such amount has, prior to the stated maturity thereof, become due, or any event specified in any such agreement or instrument shall occur, the effect of which event is to cause or (with the giving of notice or lapse of time or both) to permit any Person to cause such amounts to become due or to be repaid in full, prior to their stated maturity;

(vii) the Borrower shall (A) be unable to pay its debts as they fall due or shall admit in writing its inability to pay its debts as they fall due or shall become insolvent; or the Borrower shall apply for or consent to the appointment of any liquidator, receiver, trustee or administrator for all or a substantial part of its business, properties, assets or revenues; or a liquidator, receiver, trustee or administrator shall be appointed for the Borrower and such appointment shall continue undismissed, undischarged or unstayed for a period of sixty (60) days; (B) the Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, arrangement, readjustment of debt, dissolution, liquidation or similar executory or judicial proceeding; or a bankruptcy, arrangement, readjustment of debt, dissolution, liquidation or similar executory or judicial proceeding shall be instituted against the Borrower and shall remain undismissed, undischarged or unstayed for a period of sixty

(60) days; (C) take any action seeking to take advantage of any other law relating to bankruptcy, insolvency, liquidation, termination, dissolution, winding up, or composition or readjustment of debts; or (D) take any corporate or similar action for the purpose of effecting any of the foregoing;

(viii) any Lien other than Permitted Liens shall have been created upon the property of the Borrower in an amount, the required payment of which by the Borrower would, in the judgment of EXIM Bank, materially and adversely affect the ability of the Borrower to pay its indebtedness under this Agreement or the Note; and such Lien has not been removed or discharged for a period of thirty (30) days from the date of its creation;

(ix) any final judgment against the Borrower in an amount more than $15,000,000 shall have been entered on a claim not covered by insurance in an amount, the required payment of which by the Borrower would, in the judgment of EXIM Bank, materially and adversely affect the ability of the Borrower to pay its indebtedness under this Agreement or the Note; and such judgment has not been removed, stayed or discharged for a period of thirty (30) days from the date of its final entry;

(x) any Governmental Authority shall have (A) condemned, seized or expropriated all or substantially all of the property of the Borrower or (B) taken any action that, in the judgment of EXIM Bank, would affect materially and adversely the ability of the Borrower to pay its indebtedness under this Agreement or the Note;

(xi) any authorization, approval, consent, license, exemption, filing, registration, notarization or other requirement of any governmental, judicial or public body or authority necessary to enable the Borrower to comply with its obligations hereunder or under the Note shall have been revoked, rescinded, suspended, held invalid or otherwise limited in effect in a manner that would affect materially and adversely the Borrower’s ability to perform its obligations hereunder or under the Note; or any law, rule or regulation, decree or directive of any competent authority shall be enacted or issued that shall impair materially and adversely the ability or the right of the Borrower to perform such obligations; or it shall become unlawful for the Borrower to perform any such obligations;

(xii) the Borrower repudiates this Agreement or does or causes to be done any act or thing evidencing an intention to repudiate this Agreement or any other Finance Document;

(xiii) any event of default under any indebtedness now or hereafter arising that is directly or indirectly owing (A) by the Borrower, or any of its affiliates to (B) EXIM Bank, any security trustee or agent acting for EXIM Bank, or any Person who is the beneficiary, directly or indirectly, of any guarantee by EXIM Bank (but only to the extent such indebtedness is guaranteed by EXIM Bank) (collectively, “Other EXIM Bank Debt”); provided that such event of default would, in the judgment of EXIM Bank, immediately or with the passage of time, materially and adversely affect the ability of the Borrower or any of its affiliates, as the case may be, to either pay its indebtedness or perform its obligations under such Other EXIM Bank Debt;

(xiv) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC;

(xv) the occurrence of any event that would cause any obligation or action taken or to be taken hereunder to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any substantially similar provision under any other federal, state or local laws, rules or regulations; or

(xvi) any Supply Contract, or the performance by any party thereto of such party’s obligations under any Supply Contract, in the judgment of EXIM Bank, contravenes any Applicable Law.

(b) Remedies.

(i) Upon the occurrence of any Event of Default, and at any time thereafter, if such event is continuing, EXIM Bank, by written notice to the Borrower may declare immediately due and payable (A) all or any portion of the principal amount (including the Note) then outstanding, (B) accrued interest thereon to the date of payment, and (C) all other amounts owing under this Agreement. Except as expressly provided in Section 10.03(a), presentment, demand, protest and all other notices of any kind are hereby expressly waived.

(ii) The rights under this Section 10.03(b) are in addition to and not a substitute for any other rights and remedies available to EXIM Bank under this Agreement, the Note, any Security Document and any other Finance Document and under Applicable Law.

SECTION 11. GOVERNING LAW AND JURISDICTION

11.01 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, U.S.A., WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

11.02 Submission to Jurisdiction. The Borrower hereby irrevocably agrees that any legal suit, action or proceeding arising out of or relating to any of the Finance Documents or any of the transactions contemplated thereby may be instituted by the other parties hereto or by any party to any Finance Document in the courts of the State of New York or the federal courts sitting in the Borough of Manhattan, City of New York, State of New York. The Borrower hereby, with respect to itself, its revenues, and its properties, irrevocably waives, to the fullest extent permitted by law, any objection that the Borrower may have now or hereafter to the laying of the venue or any objection based on forum non conveniens or based on the grounds of jurisdiction with respect to any such legal suit, action or proceeding; and the Borrower irrevocably submits generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding. The Borrower agrees that a judgment in any such action or proceeding shall be conclusive and binding upon the Borrower and may be enforced in any other jurisdiction, including the Borrower’s Country by suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.

11.03 Service of Process. The Borrower irrevocably agrees to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Borrower at the address referenced in Section 12.02. such service to be effective upon the date indicated on the postal receipt returned from the Borrower.

11.04 Waiver of Immunity. The Borrower hereby irrevocably agrees that, to the extent that the Borrower or any of its assets has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States, the Borrower’s Country or elsewhere, to enforce or collect upon the Credit Facility or the Note or any other liability or obligation of the Borrower related to or arising from the transactions contemplated by any of the Finance Documents, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from discovery or disclosure of evidence including disclosing and producing documents and other evidence and producing witnesses to testify at a deposition, hearing or similar proceeding in accordance with Applicable Law, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower hereby expressly, unconditionally and irrevocably waives any and all such immunity and expressly, unconditionally and irrevocably agrees not to assert any such right or claim in any such proceeding, whether in the United States, the Borrower’s Country or elsewhere.

11.05 Waiver of Security Requirements. To the extent the Borrower may, in any action or proceeding arising out of or relating to any of the Finance Documents brought in the Borrower’s Country or elsewhere, be entitled under Applicable Law to require or claim that EXIM Bank post security for costs or take similar action, the Borrower hereby irrevocably waives and agrees not to claim the benefit of such entitlement.

11.06 No Limitation. Nothing in this Section 11 shall affect the right of EXIM Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in the Borrower’s Country or in any other jurisdiction.

SECTION 12. MISCELLANEOUS

12.01 Computations. Each determination of an interest rate or fee by EXIM Bank pursuant to any provision of this Agreement or the Note, in the absence of manifest error, shall be conclusive and binding on the Borrower. All computations of interest and fees hereunder and under the Note shall be made on the basis of a year of 365 days and actual days elapsed, including for each relevant period, the first day but excluding the last.

12.02 Notices. Except as otherwise specified, all notices given hereunder shall be in writing in the English language, shall include the applicable Transaction Number and shall be given by mail, courier, electronic transmission (including email and portable document format) or personal delivery, and shall be deemed to be given for the purposes of this Agreement on the day that such notice is received by the intended recipient thereof, except for notices given by EXIM Bank, which shall be deemed given on the day such notice is deposited in the mail or sent by courier, electronic transmission (including email and portable document format) or personal delivery. Unless otherwise specified in this Agreement, including Section 3, all notices shall be delivered to the parties hereto at their respective addresses indicated in the Term Sheet.

12.03 Disposition of Indebtedness.

(a) EXIM Bank may sell, assign, transfer, pledge, negotiate, grant participations in or otherwise dispose of all or any part of its interest in all or any part of the Borrower’s indebtedness under this Agreement and the Note (collectively, a “Disposition of Indebtedness”) to any party (“New Party”) and any such party shall enjoy all the rights and privileges of EXIM Bank under this Agreement and each Note that is the subject of such Disposition of Indebtedness.

(b) The Borrower shall, at the request of EXIM Bank, execute and deliver to any party that EXIM Bank may designate, any such further instruments as may be necessary or desirable to give full force and effect to a Disposition of Indebtedness by EXIM Bank. Notwithstanding anything to the contrary contained herein, the Borrower may not assign or otherwise transfer any of its debts or obligations under this Agreement or the Note without the prior written consent of EXIM Bank.

12.04 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

12.05 Disclaimer. EXIM Bank shall not be responsible in any way for the performance of any Supply Contract, and no claim against a Supplier or any other Person with respect to the performance of any Supply Contract will affect the obligations of the Borrower under any of the Finance Documents.

12.06 No Waiver; Remedies Cumulative. No failure or delay on the part of EXIM Bank in exercising any right, power or privilege under this Agreement or the Note and no course of dealing between or among the Borrower and EXIM Bank shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Note preclude any other right, power or privilege hereunder or thereunder. The rights and remedies expressly provided herein are cumulative and not exclusive of any rights or remedies that EXIM Bank would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of EXIM Bank to take any other or further action in any circumstances without notice or demand.

12.07 Entire Agreement. This Agreement and the other Finance Documents contain the entire agreement among the parties hereto regarding the Credit Facility.

12.08 Amendment or Waiver. This Agreement may not be changed, discharged or terminated without the written consent of the parties hereto.

12.09 Counterparts. This Agreement may be signed in separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart signature page by e-mail (PDF) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby and thereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.10 Judgment Currency. Except as provided for in Section 7.03(b), all payments of principal, interest, fees or other amounts due hereunder and under the Note shall be made in U.S. Dollars, regardless of any law, rule, regulation or statute, whether now or hereafter in existence or in effect in any jurisdiction, which affects or purports to affect such obligations. The obligation of the Borrower in respect of any amount due under this Agreement or the Note, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), shall be discharged only to the extent of the amount in U.S. Dollars that the Person entitled to receive that payment may, in accordance with normal banking procedures, purchase with the sum paid in that other currency (after any premium and costs of exchange) on the Business Day immediately succeeding the day on which that Person receives that payment. If the amount in U.S. Dollars that may be so purchased for any reason falls short of the amount originally due, the Borrower shall pay such additional amounts, in U.S. Dollars, to compensate for the shortfall. Any obligation of the Borrower not discharged by that payment shall continue to be due as a separate and independent obligation and shall accrue interest in accordance with Section 5.02 until discharged as provided herein.

12.11 English Language. Except as provided for in the Utilization Procedures, all documents to be delivered by any party hereto pursuant to the terms hereof shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation, upon which the other parties hereto shall have the right to rely for all purposes under this Agreement and the Note. If this Agreement or any Finance Document (or any provision of this Agreement or any other Finance Document) is translated into any language other than English, the version which is in English shall prevail in case of any discrepancy with any version in any other language.

12.12 Severability. To the extent permitted by Applicable Law, the illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

12.13 Waiver of Jury Trial. FOR THE PURPOSES OF THIS AGREEMENT AND EACH OTHER FINANCE DOCUMENT, EACH OF THE BORROWER AND EXIM BANK HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY CIVIL ACTION ARISING UNDER THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EXIM BANK TO ENTER INTO THIS AGREEMENT.

12.14 Survival. The expiration or termination of this Agreement does not terminate or affect any obligation hereunder that either expressly or by its nature survives the expiration or termination of this Agreement.

12.15 Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against EXIM Bank, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Finance Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or the use of the proceeds thereof. EXIM Bank shall not be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Finance Documents or the transactions contemplated hereby or thereby.

12.16 PATRIOT Act. In the event that EXIM Bank is subject to the PATRIOT Act, EXIM Bank hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow EXIM Bank to identify the Borrower in accordance with the PATRIOT Act.

12.17 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Finance Document), the Borrower acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Borrower and EXIM Bank is intended to be or has been created in respect of the transactions contemplated hereby or by the other Finance Documents, irrespective of whether EXIM Bank has advised or is advising the Borrower on other matters, (b) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (c) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Finance Documents. To the fullest extent permitted by Applicable Law, the Borrower hereby waives and releases any claims that it may have against EXIM Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

IN WITNESS WHEREOF, each of the parties hereto has caused this Credit Agreement to be duly executed and delivered as of the date first above written.

BETA TECHNOLOGIES, INC.

By:	/s/ Edward C. Eppler
Name:	Edward C. Eppler
Title:	Chief Financial Officer

EXPORT-IMPORT BANK OF THE UNITED STATES

By:	/s/ David R. Fiore
Name:	David R. Fiore
Title:	Vice President – Transportation Division

EXIM Bank Transaction No. [***]

SCHEDULE 1

PRINCIPAL REPAYMENT SCHEDULE

(1) Repayment Date	(2) Installment Repayment Amount
9/20/2025	$1,417,525.08
12/20/2025	$1,417,525.08
3/20/2026	$1,417,525.08
6/20/2026	$1,417,525.08
9/20/2026	$1,417,525.08
12/20/2026	$1,417,525.08
3/20/2027	$2,835,050.17
6/20/2027	$2,835,050.17
9/20/2027	$2,835,050.17
12/20/2027	$2,835,050.17
3/20/2028	$2,835,050.17
6/20/2028	$2,835,050.17
9/20/2028	$2,835,050.17
12/20/2028	$2,835,050.17
3/20/2029	$2,835,050.17
6/20/2029	$2,835,050.17
9/20/2029	2,835,050.17
12/20/2029	$2,835,050.17
3/20/2030	$2,835,050.17
6/20/2030	$2,835,050.17
9/20/2030	$2,835,050.17
12/20/2030	$2,835,050.17
3/20/2031	$2,835,050.17
6/20/2031	$2,835,050.17
9/20/2031	$2,835,050.17
12/20/2031	$2,835,050.17
3/20/2032	$2,835,050.17

6/20/2032	$2,835,050.17
9/20/2032	$2,835,050.17
12/20/2032	$2,835,050.17
3/20/2033	$2,835,050.17
6/20/2033	$2,835,050.17
9/20/2033	$2,835,050.17
12/20/2033	$2,835,050.17
3/20/2034	$2,835,050.17
6/20/2034	$2,835,050.17
9/20/2034	$4,252,575.25
12/20/2034	$4,252,575.25
3/20/2035	$4,252,575.25
6/20/2035	$4,252,575.25
9/20/2035	$4,252,575.25
12/20/2035	$4,252,575.25
3/20/2036	$4,252,575.25
6/20/2036	$4,252,575.25
9/20/2036	$4,252,575.25
12/20/2036	$4,252,575.25
3/20/2037	$4,252,575.25
6/20/2037	$4,252,575.25
9/20/2037	$4,252,575.25
12/20/2037	$4,252,575.25
3/20/2038	$4,252,575.25
6/20/2038	$4,252,575.25
9/20/2038	$4,252,575.25
12/20/2038	$4,252,575.25

Addendum Page 2

FORM OF NOTE	Annex A

BETA TECHNOLOGIES, INC.

PROMISSORY NOTE

U.S.$,___________________________________	________________, 20_

FOR VALUE RECEIVED, BETA Technologies, Inc., a Delaware corporation, having its place of business at 1150 Airport Drive, South Burlington, VT 05403 (the “Maker”), by this promissory note (this “Note”) hereby unconditionally promises to pay to the order of the Export- Import Bank of the United States (“EXIM Bank”) at the Federal Reserve Bank of New York, the principal sum of ___________________________ U.S. Dollars (U.S.$__________________) or such lesser amount as shall be advanced by EXIM Bank to the Maker, in installments as hereinafter provided and to pay interest on the principal balance hereof from time to time outstanding, as hereinafter provided, at the Applicable Interest Rate or the Step-Up Interest Rate (as applicable), as set forth in Schedule 1 to this Note. All capitalized terms not defined herein have the meanings assigned to them in the Credit Agreement (as hereinafter defined).

The principal hereof shall be paid in ____________________ (___) successive quarterly installments, the first of which shall be due and payable on ___________________, 20__. The remaining installments shall each be due and payable quarterly thereafter on _____________, ________________, ____________________ and _________________ of each year (each, a “Repayment Date”). The installment payable on any Repayment Date will be of a principal amount equal to the amount indicated on the relevant Repayment Date as set forth in Schedule 2 to this Note; provided that, on the last Repayment Date, the Maker shall repay in full the principal amount hereof then outstanding; provided further, Interest on the outstanding principal amount of this Note is payable on each Interest Payment Date, beginning on ______________, 20__. Interest will be calculated on the basis of the actual number of days elapsed (including the first day, but excluding the last day) over a year of 365 days.

If any amount of the principal of or accrued interest on this Note is not paid in full when due (whether at stated maturity, by acceleration, or otherwise), the Maker shall pay to EXIM Bank on demand interest on such unpaid amount (to the extent permitted by Applicable Law) for the period from the date such amount was due (“Payment Default Date”) until such amount shall have been paid in full, at an interest rate per annum equal to the higher of: (i) the rate specified in the first paragraph hereof plus one percent (1.00%) per annum; or (ii) the applicable rate of interest specified in the Federal Reserve Statistical Release H.15 (519) as the average monthly rate for the month immediately preceding the date of the relevant Payment Default Date, available at http://www.federalreserve.gov/releases/H15/data.htm under the heading of “U.S. government securities” and the subheading of “Treasury constant maturities,” for a maturity closest to the duration of the Payment Default plus one percent (1.00%).

This is one of the Note(s) referenced in Section 5.04 of the Credit Agreement, dated as of December  , 2023 (the “Credit Agreement”) by and between the Maker and the Export-Import Bank of the United States. This Note is entitled to the benefits of, and is governed in all respects by, the terms of the Credit Agreement, which Credit Agreement, among other things, contains provisions for the payment of principal and interest (including default interest) hereon without set-off, counterclaim, deduction, withholding on account of taxes levied or imposed under the laws of the government of the Borrower’s Country (or any other jurisdiction from which payments required hereunder are made), restrictions and conditions of whatever nature, and for acceleration of the maturity hereof upon the happening of certain stated events. The principal amount hereof may be prepaid in accordance with the terms of the Credit Agreement. All payments received hereunder shall be applied in accordance with the order of priority set forth in Section 8.02 of the Credit Agreement.

Any notations by EXIM Bank on this Note regarding payments made on account of the principal thereof, in the absence of manifest error, shall be conclusive and binding. Upon the irrevocable payment in full of this Note, EXIM Bank shall promptly cancel this Note, and surrender it to the Maker upon the Maker’s request.

The Maker hereby waives demand, diligence, presentment, protest and notice of every kind, and warrants to the holder that all actions and approvals required for the execution and delivery hereof as a legal, valid, and binding obligation of the undersigned, enforceable in accordance with the terms hereof, have been duly taken and obtained.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, U.S.A. WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

BETA TECHNOLOGIES, INC.

By:	/s/ Edward C. Eppler

Name:	Edward C. Eppler

Title:	Chief Financial Officer

[***]

Promissory Note

Annex A

- Page 2 -

SCHEDULE 1 TO THE PROMISSORY NOTE

[***]

The Applicable Interest Rate is equal to ____________________ percent (__ %) per annum, which is determined on the Business Day that is five (5) Business Days prior to the first Disbursement Date. The Step-Up Interest Rate is equal to the sum of (x) the Applicable Interest Rate and (y) the Step-Up Margin.

Annex A

- Page 3 -

SCHEDULE 2 TO THE PROMISSORY NOTE

PRINCIPAL REPAYMENT SCHEDULE

[***]

Promissory Note

Repayment Date	Installment Repayment Amount

Annex A

- Page 4 -

UTILIZATION PROCEDURES FOR DIRECT CREDITS	Annex B-1

I.	Introduction

Funds shall be disbursed under the Credit Facility to finance Eligible Goods and Services in accordance with the “Reimbursement Procedure.” No other disbursement methods are permitted to finance Eligible Goods and Services. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement. References to “Exhibit” herein are references to the exhibit attached to this Annex B-1.

Copies of all documents are acceptable. Certain commercial documents, such as invoices, advices of payment and bills of lading, may be delivered in their original language; provided that a translation to English may be required if EXIM Bank requests such translation.

II.	Reimbursement Procedure

The Borrower may from time to time request that EXIM Bank make Disbursements to the Borrower’s account at or through a commercial bank in the United States selected by the Borrower and acceptable to EXIM Bank to: (i) reimburse the Borrower for the EXIM Bank-approved portion of any payments made by the Borrower to a Supplier or Ancillary Services Provider and (ii) charge the Borrower for the related Exposure Fee due to EXIM Bank (if financed).

A. To make Utilizations and obtain Disbursements under the Reimbursement Procedure, the Borrower must deliver a Notice of Borrowing in accordance with Section 3.03, together with the following documents, which must be satisfactory in form and substance to EXIM Bank (the following listed documents, the “Reimbursement Documents”):

1. A duly executed and complete Request for Reimbursement to Borrower’s Account, in the form of Exhibit 1, signed by the Authorized Officer(s) of the Borrower, and accompanied by an Itemized Statement of Payments for each Supplier or Ancillary Services Provider in a form provided by EXIM Bank.

2. Copies of the invoice(s) for the Eligible Goods and Services to be financed under the requested Disbursement, (i) bearing a U.S. address (unless otherwise agreed by EXIM Bank) and (ii) bearing or accompanied by evidence that the Supplier(s) or Ancillary Services Provider(s), as the case may be (the “Payee”), has been paid. Evidence of payment may be any of the following: (a) a “paid” stamp signed by the Payee on the invoice; (b) a copy of a commercial bank’s “Advice of Payment” to the Payee; (c) a copy of both sides of a cancelled check made payable to the Payee; (d) a letter from the Payee acknowledging payment or (e) other evidence of payment acceptable to EXIM Bank.

3. Unless previously provided in connection to a prior Utilization, a duly executed and complete Supplier’s Certificate in a form provided by EXIM Bank, signed by an Authorized Officer of the Supplier or Ancillary Services Provider (with attachments, if required).

Annex B-1

- Page 1-

4. A duly executed and complete Anti-Lobbying Certificate, a copy of which is available at https://www.exim.gov/doc025 (or if not available at this link, then as provided by EXIM Bank to the Borrower or relevant Person upon its request), signed by an Authorized Officer of the Supplier or Ancillary Services Provider, as the case may be, unless an Anti-Lobbying Certificate has been previously provided by such Supplier or Ancillary Services Provider, as the case may be; provided, however, that no such certificate is required if the relevant Supply Contract has an aggregate value of U.S. $100,000 or less.

5. With respect to Goods Subject to U.S. Flag Shipping, ocean bills of lading (or other transport document acceptable to EXIM Bank) signed by the carrier, freight forwarder or shipping agent and evidencing shipment of the Goods to the United States. Ocean bills of lading must either show shipment on vessels of U.S. registry or be accompanied by an appropriate “Certification of Vessel Non-Availability” or “Determination for Use in EXIM Bank Financing Evaluation Process” issued by the U.S. Maritime Administration (as described in Section 4.01).

6. Such other documents, statements, certificates, information and evidence as EXIM Bank may from time to time reasonably request.

B. Upon satisfaction (at EXIM Bank’s sole discretion) of the requirements set out in Section 3.03 and pursuant to such section (i) EXIM Bank will reimburse the Borrower for the EXIM Bank-approved portion of the Eligible Goods and Services, and (ii) if the Exposure Fee is financed under the Credit Facility, EXIM Bank will simultaneously retain for EXIM Bank’s account an amount equal to such Exposure Fee. The sum of the amounts so reimbursed to the Borrower or retained by EXIM Bank shall constitute a Disbursement and Utilization under the Credit Facility.

Annex B-1

- Page 2 -

Exhibit 1 to Annex B-1: Form of Request for Reimbursement to Borrower’s Account

The following is included for informational purposes only, and is not part of the Agreement:

1 The Borrower is encouraged to Upload Reimbursement Documents via the Disbursement Portal at EXIM Online at https://eximonline.exim.gov/apps/bap. The Borrower should deliver all Notices of Borrowing electronically to EXIM Bank. Please refer to https://www.exim.gov/resources/credit-administration-and-disbursements for more information regarding the Disbursement Portal and the disbursement process in general.

2 Because the Supplier(s) and Ancillary Services Provider (if any) are not parties to the Agreement, the Borrower will need to take the following steps to ensure that the Credit Facility is utilized and disbursed in a timely fashion:

a The Borrower should advise the Supplier(s) (and any Ancillary Services Provider) of the provisions of this Agreement that will require its cooperation, including, without limitation, the requirement that each entity’s Anti-Lobbying Certificate and the Supplier’s Certificate be completed and submitted prior to the first Utilization.

3 Ocean Transportation – MARAD Certifications and Determinations

Please refer to Section 4.01 of the Agreement setting forth the requirements relating to use of vessels of U.S. registry for transportation of Goods Subject to U.S. Flag Shipping. The U.S. Maritime Administration (“MARAD”) provides facilitation services to assist Supplier(s) and the Borrower with obtaining suitable shipping arrangements on U.S.-flag vessels. MARAD may (as part of the facilitation process) work with shippers and U.S.-flag carriers to identify any flexibility in schedules, rates, routes and capacity that would facilitate U.S.-flag vessel availability. In particular, EXIM Bank and MARAD encourage the use of advance shipping plans, booking subject to completion and service contracts; please refer to a description of these options at https://www.maritime.dot.gov/cargo-preference/civilian-agencies/shipping-guidance-cargo- financed-ex-im-bank.

With respect to Goods Subject to U.S. Flag Shipping, EXIM Bank strongly encourages Supplier(s) and the Borrower who anticipate receiving a financing commitment from EXIM Bank to contact U.S. flag carriers as early as possible to obtain bids for transporting their ocean-bound cargos in order to obtain the most favorable rates and shipping schedule, and to request MARAD facilitation and assistance in identifying available U.S.-flag carriage. EXIM Bank may approve financing of goods shipped on foreign-flag vessels pursuant to a MARAD “Certification of Vessel Non-Availability” or MARAD “Determination for Use in EXIM Bank Financing Evaluation Process”. Shippers should submit requests for such a certification or determination to MARAD pursuant to the criteria and procedures set forth at https://www.maritime.dot.gov/cargo-preference/civilian-agencies/shipping-guidance-cargo-financed-ex-im-bank. Each application for a MARAD certification or determination must be submitted to MARAD sufficiently in advance of the intended shipping date in order to allow MARAD adequate opportunity to process the application. If any of the Goods Subject to U.S. Flag Shipping are shipped on ocean vessels of non-U.S. registry without a MARAD certification or determination, or contrary to the provisions of a MARAD certification or determination, such Goods will not be eligible for financing under the Credit Facility.

Annex B-1

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Special Disbursement Rules Applicable to Reachback Determinations. In the event that MARAD issues a “Determination for Use in EXIM Bank Financing Evaluation Process” under MARAD’s reachback criteria (“Reachback Determination”), EXIM Bank may approve a Reimbursement Disbursement for no more than eighty percent (80%) of the amount ordinarily allowed as a Reimbursement (e.g., 80% of the Reimbursement amount applicable to the same cargo shipped on a U.S. flag vessel). Note that generally Reachback Determinations are not issued for more than ten percent (10%) of the U.S. ocean-going cargo proposed to be financed by EXIM Bank.

Annex B-1

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FORM OF REQUEST FOR REIMBURSEMENT	Annex B-1
TO BORROWER’S ACCOUNT	Exhibit 1

[Letterhead of Borrower]

   , 20

Export-Import Bank of the United States
811 Vermont Avenue, N.W.
Washington, D.C. 20571 U.S.A.
Attention:	Credit Administration and Claims Processing Division
Subject:	EXIM Bank Transaction No. [***]
BETA Technologies, Inc. (the “Borrower”)
Request for Disbursement No. __
Requested Utilization Date: ______

Ladies and Gentlemen:

In accordance with the terms and conditions of the Credit Agreement (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), dated as of December 13, 2023 by and between the Borrower and the Export-Import Bank of the United States (“EXIM Bank”), we hereby request EXIM Bank to make a Disbursement under the Credit Facility thereby established in the amount set forth below, with the Reimbursement amount thereof being paid to the account of the Borrower, as set forth below, and with the Exposure Fee amount thereof being retained by EXIM Bank.

Reimbursement amount	U.S.$
Exposure Fee amount	U.S.$
TOTAL DISBURSEMENT	U.S.$

Borrower’s Account Information:

Name of US Bank:

ABA Number of US Bank:

Account Name of Borrower at US Bank:

Account Number of Borrower at US Bank:

We hereby notify you that the relevant Itemized Statement(s) of Payments have been Uploaded or delivered to the EXIM Bank.

We hereby certify with respect to the payments made by us for the Contract Goods and Services specified in the Itemized Statement(s) of Payments that:

1 All such payments were made exclusively for the purchase in the United States of Eligible Goods and Services, and such Eligible Goods and Services will be used for lawful purposes and in a lawful manner, in each case, in accordance with Applicable Law and the terms of the Credit Agreement.

Annex B-1 (Exhibit 1)

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2 We have not previously requested Disbursements on account of these payments.

3 We have Uploaded or delivered to the EXIM Bank copies of relevant invoices and bills of lading (accompanied by evidence that each Supplier or Ancillary Services Provider, as the case may be, has been paid) and other Reimbursement Documents relating to the Eligible Goods and Services.

4 All of those goods that have been or will be transported to the Borrower’s Country on ocean vessels have been or will be shipped on vessels of U.S. registry, except to the extent that the U.S. Maritime Administration has issued with respect to such shipment a (i) “Certification of Vessel Non-Availability” or (ii) “Determination for Use in EXIM Bank Financing Evaluation Process”.

5 The Eligible Goods and Services covered by the invoices referred to in Paragraph 3 above consist of services performed for, or goods accepted by, the Borrower.

6 The Eligible Goods and Services covered by the invoices referred to in Paragraph 3 above are on the Acquisition List approved by EXIM Bank.

We further certify that:

(i) we have paid, or caused to be paid, the exact amounts set forth in the relevant Itemized Statement of Payments for the Eligible Goods and Services specified therein;

(ii) we have not, and to the best of the Borrower’s knowledge and belief, each Supplier and Ancillary Services Provider has not, agreed to make or arrange for (directly or indirectly) any payment, discount, allowance, rebate, commission, fee or other payment in connection with the procurement of the Eligible Goods and Services under any Supply Contract without the express written consent of EXIM Bank, except for (i) payment of manufacturing costs or for the purchase of the Eligible Goods and Services; (ii) the regular remuneration of regular full-time directors, officers and employees of such party; (iii) commissions or fees, if any, to regular sales agents, brokers or representatives, which are (A) on arm’s length terms for fair market value for the services rendered, (B) paid in the ordinary course of business, (C) readily identifiable on the party’s books and records as to amount, purpose, and recipient, (D) in an amount customary for the services rendered, or to be rendered, with respect to each counterparty’s country and (E) not intended to be used for any illicit or corrupt purpose; (iv) any discounts, allowance, or rebates to the Borrower that are disclosed in invoices from the Supplier or Ancillary Services Provider, as the case may be, submitted for payment in connection with a Disbursement; or (v) any letter of credit or other fees paid to commercial banks or any payments made to EXIM Bank in connection with the Credit Facility. Furthermore, no portion of the payment of any invoice in connection with the Eligible Goods and Services has been returned or transferred to the Borrower or to any third party at the direction or on behalf of the Borrower without the express written consent of EXIM Bank;

Annex B-1 (Exhibit 1)

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(iii) we have not made, and to the best of our knowledge and belief, each Supplier and Ancillary Services Provider has not made and will not make, any payment in connection with the Credit Facility to any Person who is Excluded or Disqualified from participating in a Covered Transaction;

(iv) in respect of each Supply Contract to which the Utilization relates, each consent, license, authorization or approval of, and exemption by, any Governmental Authority, which is necessary or advisable for the execution, delivery and performance of such Supply Contract, the importation of the Eligible Goods and Services, and the use of the Eligible Goods and Services in the Borrower’s Country has been obtained and are in full effect;

(v) as of the date of this request, no Potential Default or Event of Default has occurred and is continuing (or shall result from the making of the requested Disbursement); and

(vi) as of the date of this request, the representations and warranties made by us in the Credit Agreement are true.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

Annex B-1 (Exhibit 1)

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Very truly yours,

BETA TECHNOLOGIES, INC.

By:
(Signature)

Name:
(Print)

Title:
(Print)

Annex B-1 (Exhibit 1)

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FORM OF MMIA COMPLIANCE PLAN	Annex C-1

MMIA Compliance Plan

1.

Timing. Beginning with the Borrower’s 2025 fiscal year and continuing until all amounts owing under this Agreement and each Note have been paid in full, the Borrower shall submit to EXIM Bank a MMIA Annual Report for such fiscal year, (“Reportable Period”) at the same time it provides the annual consolidated financial statements to EXIM Bank in accordance with Section 9.02(b).

2.	Annual Report Requirements

a.	For each Reportable Period, the Borrower shall:

i.	report the total full-time employment equivalent (“FTE”) at the EXIM Financed Project for each Reportable Period;

ii.	identify any changes in the total number of FTEs or composition of such FTEs during the Reportable Period; and

iii.	provide a comparison of the amount and composition of type of FTEs compared to those provided as of [insert date].

Further, the Borrower shall provide a written explanation as to the reasons for the changes provided for in Section 2(a) (ii) and (iii) above.

b.

In the first Annual Report after the first Repayment Date, and each Annual Report thereafter, the Borrower shall provide the Exported Amounts from the EXIM Financed Project, expressed as a percentage of the total Output Amount of the EXIM Financed Project for the Reportable Period (such percentage, the “Export Percentage”). The Export Percentage may be reported as a percentage of revenues or units of production of the EXIM Financed Project, provided, however, the Borrower shall use the same metric selected for reporting in the first Annual Report for all remaining required Annual Reports.

3.	Remedies

a.	If the Export Percentage in an Annual Report and/or the Cumulative Export Percentage is less than the Minimum Export Percentage (each, an “Export Nexus Deficiency”):

i.	the Borrower shall include a written explanation on reasons for the Export Nexus Deficiency in the Annual Report; and/or

ii.	EXIM may immediately, or at any time thereafter, exclude the Borrower from further MMIA Financings.

b.

Each time the Borrower has an Export Nexus Deficiency for two or more consecutive Reportable Periods, EXIM may require within sixty (60) days of the Annual Report a written plan to increase exports, including steps to utilize United States Government trade promotion resources.

Annex C-1

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c.

Each time the Borrower has an Export Nexus Deficiency for three or more consecutive Reportable Periods, EXIM may impose a penalty interest surcharge, increasing the Applicable Interest Rate by 5 basis points. EXIM may add an additional 5 basis points to the Applicable Interest Rate for each additional consecutive Reportable Period for which the Borrower is in an Export Nexus Deficiency.

d.

For the avoidance of doubt, EXIM shall have the right to pursue one or more of these remedies and any single or partial exercise of these remedies shall not preclude EXIM from pursuing any other right, power or privilege under this Agreement, including this Schedule.

4.

Additional Information. Upon request from EXIM, the Borrower shall promptly provide supporting documentation of export and employment claims, including samples of bills of lading and export invoices, information regarding indirect exports, payroll information, FTE data (including details on the nature of reported jobs), and filings or reports to federal or state agencies.

Annex C-1

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FORM OF MMIA ANNUAL REPORT	Annex C-2

Form of MMIA Annual Report

Current Reportable Period:   , 20   to   , 20

EXIM Loan Number: [***]        Required Export Nexus: 15%

EXIM Financed Project: Final Assembly Facility for BETA Technologies, Inc.

PART 1

Job Information

For the EXIM Financed Project during the current Reportable Period, please provide:

Total number of FTEs
Number of FTEs receiving hourly wages
Average hourly wage of hourly wage FTEs:
Number of salaried FTEs
Average annual salary wage of salaried FTEs:

Describe changes to the number of hourly and salaried FTEs during the Reportable Period.

PART 21

Export Nexus: Current Reportable Period

Exported Amount in Current Reportable Period[2]=
Output Amount in Current Reportable Period[3] =
Export Percentage of Current Reportable Period[4] =

[1]	Note to Borrower: Leave Part 2 blank prior to the first Repayment Date. For the first Annual Report due after the first Repayment Date, complete Part 2.
[2]	Note to Borrower The current reportable period consists of the previous three years.
[3]	Note to Borrower: The current reportable period consists of the previous three years.
[4]

Note to Borrower: See Defined Terms for definitions of each of these cells. The Export Percentage inserted here should be the result of the number inserted for Exported Amount divided by the number Output Amount, expressed as a percentage.

Annex C-2

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Export Nexus: All Reportable Periods, Including Current Reportable Period

Exported Amount in All Reportable Periods =
Output Amount in All Reportable Periods =
Cumulative Export Percentage[5] =

[6]Above information is reported as:	☐ Units of production
☐ Revenue

Export Nexus Deficiency

From and after the Borrower’s 2025 fiscal year end, if the Export Percentage in the current Reportable Period and/or the Cumulative Export Percentage is less than the Minimum Export Percentage:

I, [insert name], am an Authorized Officer of the Borrower and I hereby certify that the information set forth above is true and correct to the best of my knowledge, after due inquiry.

[Name]

[Title]

[signature]

[5]

Note to Borrower: The Cumulative Export Percentage inserted here should be the result of the aggregate of all Exported Amounts divided by the aggregate of all Output Amounts for the current and all prior Reportable Periods, expressed as a percentage.

[6]

Note to Borrower: Exported Amounts and Output Amount data must be provided in the same format on each Annual Report. In other words, if on the first Annual Report, the amounts are provided as a share of units of production, check the relevant box and use that same metric in all other Annual Reports.

Annex C-2

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FORM OF NOTICE OF BORROWING	Annex D

[Letterhead of the Borrower]

     20

Export-Import Bank of the United States

811 Vermont Avenue, N.W.

Washington, D.C. 20571

Re:	EXIM Bank Transaction No. [***]

BETA Technologies, Inc. (the “Borrower”)

Notice of Borrowing

Requested Utilization Date:      20

Ladies and Gentlemen:

1 This Notice of Borrowing is delivered to you pursuant to Section 3.03(a)(Reimbursements) of the Credit Agreement dated as of December 13, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between the Borrower and the Export-Import Bank of the United States (“EXIM Bank”). Unless otherwise defined herein, all capitalized terms used in this Notice of Borrowing shall have the respective meanings specified in the Credit Agreement.

2 This Notice of Borrowing constitutes a request for a Disbursement of U.S.$    .

3 On the Requested Utilization Date, the aggregate outstanding balance of all Disbursements outstanding under the Credit Agreement is U.S.$    , after giving effect to the Disbursement requested hereby, of which U.S.$    is for Eligible Goods and Services.

4 The requested Disbursement shall be as follows:

Amount
Total Reimbursement:	U.S.$
U.S.$[1]
Exposure Fee:	U.S.$

[1]	Note: Enter amount of Contract Goods and Services.

Annex D

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5 The Borrower has complied with the procedures, conditions and requirements specified in the Credit Agreement (including the Utilization Procedures) and has:

☐ Uploaded all Reimbursement Documents; or

☐ electronically delivered all Reimbursement Documents;

and

☐ electronically delivered all Credit Agreement Required Documents hereto [specify which Credit Agreement Required Documents are attached],

in connection with the Disbursement requested hereunder.

6 The Borrower hereby certifies that the following statements are true on the date hereof to the best of its knowledge and belief:

(a) the representations and warranties contained in Section 9 of the Credit Agreement are correct in all material respects, before and after giving effect to the proposed Disbursement and to the application of the proceeds therefrom, as though made on and as of such date; and

(b) no Potential Default has occurred, and no event would result from the proposed Disbursement or from the application of the proceeds therefrom, which constitutes, or but for the requirement of giving notice or lapse of time, or both, would constitute, an Event of Default under the provisions of the Credit Agreement.

7 The Borrower confirms the satisfaction of each of the applicable conditions precedent of the Credit Agreement.

Annex D

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IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the date hereof.

BETA TECHNOLOGIES, INC.

By:
Name:
Title:

Annex D

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ATTACHMENTS TO NOTICE OF BORROWING

[List Credit Agreement Required Documents for each type of Disbursement and any required Utilization Documents that are not uploaded]

Annex D

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